Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ZEVRA THERAPEUTICS, INC.

ASPEN Z MERGER SUB, INC.,

and

ACER THERAPEUTICS INC.

Dated as of August 30, 2023

Exhibit A – Form of Contingent Value Rights Agreement

Exhibit B – Form of Stockholder Agreement

INDEX OF DEFINED TERMS

Term	Section
ACA	8.5
Acceptable Confidentiality Agreement	5.2(e)(i)
Acquisition Proposal	5.2(e)(ii)
Action	8.5
Adverse Recommendation Change	5.3(a)
Affiliate	8.5
Aggregate Per Share Cash Consideration Cap	8.5
Agreement	Preamble
Antitrust Law	8.5
Approved Product	3.21(a)
Book-Entry Shares	2.3(d)
Breakup Fee	7.3
Bridge Loan	Recitals
Business Day	8.5
Canaccord	4.13
Certificate	2.3(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	8.5
Code	2.4
Common Stock	2.1(a)
Company	Preamble
Company 401(k) Plan	5.7(a)
Company Board	3.2(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article III
Company Licensed Registered IP	3.16(a)
Company Owned IP	3.16(a)
Company Recommendation	5.3(a)
Company Registered IP	3.16(a)
Company SEC Documents	3.6(a)
Company Stock Option	8.5
Company Stock Plans	8.5
Company Stockholder Approval	3.2(a)
Company Warrant	2.2(b)

Term	Section
Confidentiality Agreement	5.5(b)
Contingent Value Right	2.1(a)
Continuing Employee	5.7(a)
Contract	8.5
Contractor	3.12(l)
Control	8.5
Current Premium	5.10(a)
CVR	2.1
CVR Agreement	Recitals
Delaware Secretary of State	1.3
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.3
Employee	3.11(l)
Environmental Law	8.5
ERISA	8.5
ERISA Affiliate	8.5
Exchange Act	3.3(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Shares	2.1(b)
Exclusive License Agreement	Recitals
FDA Regulated Product	3.21(a)
FFDCA	3.21(a)
Form S-4	3.6(h)
Fractional Share Consideration	2.1(a)
Governmental Entity	8.5
Hazardous Substance	8.5
Health Care Laws	3.21(a)
HIPAA	3.21(a)
HSR Act	8.5
Inbound IP Agreement	3.14(a)(viii)
Indebtedness	8.5
Indemnified Party	5.10(b)
Indemnified Party Proceeding	5.10(b)
Intellectual Property	8.5
Knowledge	8.5
Law	8.5

v

Term	Section
Leased Real Property	3.15(b)
Letter Agreement	8.5
Lien	8.5
Loan Purchase Agreement	Recitals
Lock-Up Agreements	Recitals
Material Adverse Effect	8.5
Material Contract	SEC 3.14(a)
Material Supplier	3.26
Measurement Time	3.4(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nantahala	Recitals
Nantahala Agreements	Recitals
Nasdaq	3.3(b)
Note Purchase Agreement	Recitals
Notice of Superior Proposal	5.3(b)(ii)(A)
Option Exercise Period	2.2(a)
Outbound IP Agreement	3.13(a)(viii)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Common Stock	8.5
Parent Material Adverse Effect	8.5
Per Share Stock Consideration	2.1(a)
Permits	3.10(b)
Permitted Lien	8.5
Person	8.5
Preferred Stock	3.4(a)
Proxy Statement/Prospectus	5.4(a)
Real Property Leases	3.15(b)
Representatives	5.2(a)
Rights Agent	Recitals
SEC	3.6(a)
Second Request	5.6(a)(ii)
Securities Act	3.3(b)
Shares	2.1(a)
Stock Exchange Ratio	8.5
Stockholder Litigation	8.5
Stockholders Agreement	Recitals
Stockholders Meeting	5.4(d)
Studies	3.20(b)
Subsidiary	8.5

Term	Section
Superior Proposal	5.2(e)(iii)
Surviving Corporation	1.1
Takeover Laws	3.17
Tax Returns	3.13
Taxes	3.13
Termination Agreement	Recitals
Union	3.12(n)
U.S. GAAP	3.6(b)
Voting and Support Agreement	Recitals
Warrant Exercise Period	2.2(b)
Willful Breach	8.5

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 30, 2023, by and among Zevra Therapeutics, Inc., a Delaware corporation (“Parent”), Aspen Z Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Acer Therapeutics Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, declared it advisable and in the best interests of its stockholders to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Parent (the “Merger”), all in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of each of the Parent and Merger Sub has, by sufficient vote of all of the directors, declared it advisable and in the best interests of their respective stockholders to consummate the Merger, on the terms and subject to the conditions set forth in this Agreement, all in accordance with the DGCL, and such Boards of Directors of the Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has approved a resolution recommending to the stockholders of the Company that they adopt this Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, at or prior to the Effective Time, Parent and a rights agent designated by the Company (the “Rights Agent”) will enter into a contingent value rights agreement, substantially in the form attached hereto as Exhibit A (subject to changes to reflect the reasonable requests of the Rights Agent) (the “CVR Agreement”), pursuant to which Parent shall grant to each holder of Shares a contractual Contingent Value Right to receive certain payments as part of the Merger Consideration;

WHEREAS, as a condition and inducement to the Company entering into this Agreement, Parent and the Company have entered into that certain (i) Bridge Loan Agreement of even date herewith (the “Bridge Loan”), pursuant to which Parent has agreed to lend up to $6.5 million to the Company for the payment of certain working capital requirements of the Company, subject to Parent’s approval, and up to $10 million to the Company to terminate certain licenses on Company Owned IP; and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, (i) certain individuals and entities, in their capacity as stockholders of the Company, have concurrently herewith entered into the Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger; (ii) (a) Parent and Nantahala Capital Management, LLC (“Nantahala”) have entered into, and the Company has acknowledged, that certain Loan Purchase Agreement of even date herewith (the “Loan Purchase Agreement”)

and (b) Parent, Nantahala, Nantahala Capital Management, LLC, Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, NCP RFM L.P., Blackwell Partners LLC – Series A, Pinehurst Partners, L.P., CEOF Holdings, L.P., and Corbin TLP have entered into, and the Company has acknowledged, that certain Note Purchase Agreement of even date herewith (the “Note Purchase Agreement” and together with the Loan Purchase Agreement and other ancillary agreements related to each of them, the “Nantahala Agreements”); (iii) the Company and Relief Therapeutics Holding SA have entered into that certain (A) Exclusive License Agreement, dated as of August 28, 2023 (the “Exclusive License Agreement”) and (B) Termination Agreement, dated as of August 28, 2023 (the “Termination Agreement”); (iv) the officers, directors and stockholders of the Company listed on SECTION 1.02 of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing lock-up agreements (collectively, the “Lock-Up Agreements”); and (v) the Persons listed on SECTION 1.02 of the Company Disclosure Schedule shall enter into a stockholders agreement with Parent, substantially in the form attached hereto as Exhibit B (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and an indirect wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time, as soon as practicable (and, in any event, within three (3) Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by electronic exchange of documents, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall continue in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall continue as the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub or any other Person, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until, subject to SECTION 5.10, thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub or any other Person, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until, subject to SECTION 5.10, thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock” or the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive (x) subject to SECTION 2.1(d), a number of shares of Parent Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Consideration”); and (y) one (1) non-transferable contingent value right (a “Contingent Value Right” or “CVR”) to be issued by Parent, which shall represent the right to receive one or more contingent payments, if any, upon the achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (the aggregate amounts payable pursuant to clauses (x) and (y), the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and each Person who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Parent Common Stock.

(e) If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall be changed into a different number of shares or a different class or shall have different terms, in each case as a result of any reclassification, recapitalization, stock split (including a reverse stock split), stock dividend or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to this Agreement after giving effect to any such event exceed the amount that would have been payable pursuant to this Agreement had such event not occurred and (ii) nothing in this SECTION 2.1(e) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

SECTION 2.2 Treatment of Stock Options and Warrants.

(a) No later than ten (10) Business Days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Stock Option (each, an “Optionholder”) providing that (i) each Company Stock Option shall become fully vested and immediately exercisable, and (ii) each Optionholder shall have an opportunity to exercise his or her Company Stock Options, as applicable, no later than one (1) business day prior to the Closing Date (the “Final Exercise Date”). Effective as of immediately prior to the Effective Time, all Company Stock Options shall, to the extent then outstanding and unexercised, automatically be cancelled and shall cease to exist without any cash or other consideration being paid or provided in respect thereof, and each applicable Optionholder shall cease to have any rights with respect to the Company Stock Options.

(b) Except as set forth in SECTION 2.2(b) of the Company Disclosure Schedule, as promptly as practicable after the date of this Agreement, but no later than three (3) Business Days prior to the Closing Date, the Company shall, in consultation with Parent, use its reasonable best efforts to cause any outstanding warrant to purchase shares of Company Common Stock (the “Company Warrants”) to be amended to provide that the Company Warrants shall be canceled, terminated and extinguished without consideration at the Effective Time and that, from and after the Effective Time, the holders of the Company Warrants shall have no rights with respect thereto.

(c) Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Warrants stating that such Company Warrants shall be treated in the manner set forth in this SECTION 2.2.

(d) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option shall have any rights with respect thereto to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this SECTION 2.2 in cancellation and settlement thereof.

SECTION 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Parent Common Stock equal to the aggregate Per Share Stock Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments of the Per Share Stock Consideration due pursuant to this ARTICLE II. In addition, on or prior to the second regularly scheduled payroll date after the Effective Time, Parent shall reserve Parent Common Stock in an amount sufficient to pay the aggregate Per Share Stock Consideration payable to the holders of Company Stock Options in accordance with this ARTICLE II. The Exchange Agent shall, in accordance with SECTION 2.3(c) and pursuant to irrevocable instructions, deliver the whole shares of Parent Common Stock and Fractional Share Consideration and notify the holders of each CVR contemplated to be issued pursuant to SECTION 2.1.

(b) At or prior to the Effective Time, Parent and the Rights Agent shall enter into the CVR Agreement.

(c) Promptly after the Effective Time (and, in any event, not later than seven (7) Business Days following the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares and Dissenting Shares) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for the Merger Consideration payable with respect thereto (including instructions for providing to the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate IRS

Form W-8). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal and Tax documentation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (less any required Tax withholdings as provided in SECTION 2.4), and the Certificate so surrendered shall forthwith be cancelled.

(d) The Exchange Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), if any, whose Shares were converted into the right to receive the Merger Consideration, upon receipt of an “agent’s message” and the required Tax documentation by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration for each such Book-Entry Share, and such Book-Entry Shares shall then be canceled.

(e) No interest will be paid to or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(f) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent and the Exchange Agent that such Tax is not applicable.

(g) Until surrendered as contemplated by this SECTION 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(h) Any portion of the Exchange Fund (including any interest received with respect thereto) which remains unclaimed at the one year anniversary of the Effective Time shall be delivered by the Exchange Agent to the Surviving Corporation, and thereafter holders of Certificates or Book-Entry Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(i) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares and Company Warrants for the Merger Consideration.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(k) None of Parent, the Surviving Corporation, Merger Sub, the Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.4 Withholding Rights. Notwithstanding any provision hereof to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold pursuant to any provision of Law, including under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and who properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with this ARTICLE II, without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of, any such demands, or agree to do any of the foregoing. Any portion of the Exchange Fund paid to the Exchange Agent to pay for Shares that have become Dissenting Shares shall be returned to Parent upon demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed with or furnished to the SEC since December 31, 2022 and publicly available prior to the date of this Agreement (but excluding any risk factors, any “forward-looking statements” disclaimer, and any other similar disclosures to the extent they are predictions or forward-looking in nature; provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in SECTION 3.1 (Organization, Standing and Power), SECTION 3.2 (Authority; Execution; Delivery), SECTION 3.3 (No Conflict; Consents and Approvals), SECTION 3.4(a), SECTION 3.4(b), SECTION 3.4(c) and SECTION 3.4(d) (Capitalization), SECTION 3.5 (Subsidiaries), SECTION 3.17 (State Takeover Statutes), SECTION 3.18 (Brokers) or SECTION 3.19 (Opinion of Financial Advisor)), or (b) in the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Authority; Execution; Delivery.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the execution hereof, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by unanimous vote of all of the directors, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and resolving to include such recommendation in the Proxy Statement/Prospectus, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 3.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the Company Charter or Company Bylaws;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their assets or properties are bound;

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or require any notice, consent, waiver or payment of a penalty under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which their assets or properties are bound; or

(iv) result in the imposition of any Lien upon any asset or property of the Company or any of its Subsidiaries;

except, in the case of clauses (ii), (iii) and (iv), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, with respect to the Company and its Subsidiaries, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) such filings as may be required under any state securities or “blue sky” laws, (iii) such filings as are necessary to comply with the applicable requirements of the Nasdaq Stock Market LLC (“Nasdaq”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, $0.00001 par value per share. As of the close of business on August 29, 2023 (the “Measurement Time”), (A) 24,463,726 shares of Common Stock were issued and outstanding, (B) no shares of Common Stock were held by the Company as treasury shares, (C) 3,011,506 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, (D) 3,920,306 shares of Common Stock were reserved for issuance pursuant to outstanding Company Warrants, and (E) 2,400,000 shares of Common Stock were reserved for issuance to the outstanding Secured Convertible Note, dated as of March 4, 2022, by and between the Company and Marathon Healthcare Finance Fund, L.P.

(b) Except as set forth above or in SECTION 3.4 of the Company Disclosure Schedule and except for changes since the close of business on the Measurement Time resulting from the issuance of shares of Common Stock as expressly permitted by SECTION 5.1, (i) there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting equity securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of the Company, (C) options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, restricted stock, contingent value rights, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.

(c) No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(d) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(e) The Company does not have outstanding any bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of capital stock of the Company on any matter.

(f) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which the Company is a party and that relate to any of the capital stock of the Company.

(g) SECTION 3.4(g) of the Company Disclosure Schedule sets forth a true and complete list of all holders, as of the Measurement Time, of outstanding Company Stock Options and Company Warrants, indicating, as applicable, the type of award granted, the number of Shares subject to such award, the name of the Company Stock Plan under which such award was granted, the date of grant, the exercise or purchase price of such award and the expiration date of such award.

(h) With respect to each grant of Company Stock Options and Company Warrants, (i) each such grant was made in accordance with the terms of the Company Stock Plan under which such award was granted and in all material respects in accordance with applicable Law (including rules of Nasdaq), (ii) each such grant was properly accounted for in accordance with U.S. GAAP in the Company SEC Documents (including financial statements) and all other applicable Laws, and (iii) each Company Stock Option and Company Warrant has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant.

(i) The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options, and all Company Stock Options have been documented with the grant forms provided to Parent without material deviation from the form. The Company has not granted Company Stock Options except to individual Persons who were service providers of the Company at the time of grant. All Company Stock Options have been documented with the grant forms provided to Parent without material deviation from the form. The terms of the stock plans and the applicable agreements for each Company Stock Option permit the treatment of Company Stock Options as provided in this Agreement, without the consent or approval of the Company’s stockholders or any other Persons.

SECTION 3.5 Subsidiaries.

(a) SECTION 3.5(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

(b) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens. Except for such shares of capital stock owned by the Company or another wholly-owned Subsidiary of the Company, (i) there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting equity securities of any Subsidiary of the Company, (B) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of any Subsidiary of the Company, (C) options, warrants, calls, subscriptions or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company, or (D) stock appreciation rights, “phantom” stock rights, performance units, restricted stock, contingent value rights, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of any Subsidiary of the Company; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party.

(c) Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or right, or has any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Person.

(d) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, in each case as amended to the date of this Agreement. No Subsidiary of the Company is in violation of any provision of such organizational document.

SECTION 3.6 SEC Reports; Financial Statements.

(a) The Company has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2020 (all such items filed or furnished since such date, collectively, the “Company SEC Documents”). Each Company SEC Document, as of its respective filing date or, if amended, as of the filing date of the last such amendment prior to the date hereof (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on such date. None of the Company SEC Documents, as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the filing date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. As of the date hereof, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC with respect to any of the Company SEC Documents.

(b) The audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K included in the Company SEC Documents (including the related notes and schedules) (i) have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-K), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, and (iv) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. The unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q included in the Company SEC Documents (including the related notes and schedules) (A) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-Q), (B) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments), and (D) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements.

(c) The Company’s “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rules 13a-15(e) and (f) and 15d-15(e) and (f) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since December 31, 2020, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and any such deficiency, weakness or fraud so disclosed to the Company’s auditors has been made available to Parent.

(e) Except as set forth in SECTION 3.6(e) of the Company Disclosure Schedule, since December 31, 2020, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) Since December 31, 2020, (i) neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(g) There are no “off balance sheet arrangements,” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

SECTION 3.7 Certain Information. Any information provided in writing by the Company or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock contemplated by this Agreement (the “Form S-4”) or the Proxy Statement/Prospectus when filed with the SEC, when the Form S-4 is declared effective under the Securities Act, at the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement/Prospectus based on information supplied by or on behalf of Parent, Merger Sub or any of their directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

SECTION 3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended June 30, 2023, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2023, (c) incurred pursuant to the transactions contemplated by this Agreement, (d) set forth in SECTION 3.8 of the Company Disclosure Schedule or (e) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Absence of Certain Changes or Events. Since December 31, 2022, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (c) neither the Company nor any Subsidiary of the Company has taken any action that if taken after the date of this Agreement would require disclosure or Parent’s consent pursuant to SECTION 5.1.

SECTION 3.10 Litigation. As of the date hereof, there is no, and since December 31, 2020 there has not been any, Action pending or threatened against the Company or any of its Subsidiaries or any of its assets or properties, or, to the Knowledge of the Company, any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, other than any such Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective assets is subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

SECTION 3.11 Compliance with Laws.

(a) The Company and each of its Subsidiaries are and, since December 31, 2020, have been in compliance in all material respects with all Laws applicable to them. Since December 31, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has received a written notice or, to the Knowledge of the Company, other communication from a Governmental Entity alleging a violation of Law that has resulted in, or would reasonably be expected to result in, material liability to the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries have in effect all material permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted. All such Permits of the Company and its Subsidiaries are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in default or violation of any such Permits, except where the failure to be in full force and effect or where such default or violation, individually or the aggregate, has not resulted, and would not reasonably be expected to result in a material liability.

SECTION 3.12 Benefit Plans; Employees

(a) SECTION 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. To the extent applicable with respect to each Company Benefit Plan, true, correct and complete copies of the most recent documents described below have been made available to Parent: (i) all plan documents and amendments thereto (or, in the case of unwritten plans, a written description thereof) and any written policies and/or procedures used in plan administration; (ii) current summary plan descriptions and any summaries of material modifications; (iii) IRS determination letter and any outstanding request for a determination letter; (iv) Form 5500 for the three (3) most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (v) any nondiscrimination, coverage, top-heavy and Code 415 testing performed with respect to the three (3) most recently completed plan years; and (viii) all material written correspondence with any Governmental Entity.

(b) Each Company Benefit Plan and related trust agreement, annuity contract or other funding instrument has been established, administered, operated and maintained in compliance with its terms, ERISA, the Code and any other applicable laws. The Company has no direct or indirect material liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code. With respect to each Company Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Company Benefit Plan fiduciaries by ERISA with respect to the Company Benefit Plans have occurred that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company. Each Company Benefit Plan may be amended or terminated by the Company or Parent on or at any time after the Closing Date without liability to the Company or Parent. None of the rights of the Company under a Company Benefit Plan will be impaired by the consummation of the transactions contemplated by this Agreement.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely impact the qualified status of any such Company Benefit Plan or the exemption of any related trust.

(d) There are no pending or threatened Actions against or involving any Company Benefit Plan and no facts exist that would give rise to any, other than routine claims for benefits and domestic relations order proceedings. No Company Benefit Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other Governmental Entity, nor is any Company Benefit Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Entity, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Benefit Plan.

(e) All contributions to the Company Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(f) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated in, sponsored or otherwise had any liability with respect to (i) a multiemployer plan as defined in Section 3(37) of ERISA, (ii) an employee benefit plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.

(g) No Company Benefit Plan provides life, health or other welfare benefits to former or retired employees of the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant to COBRA or similar state laws which require limited continuation of coverage for such benefits. No Company Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or a dependent or beneficiary of any such current or former employee. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.

(h) Each Company Benefit Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, and has been in material documentary compliance with Section 409A of the Code. No award (and no agreement or promise by the Company to make an award) under any Company Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity has been backdated or has been granted with a purchase price that is less than the fair market value of such equity as of the applicable grant date. Neither the Company nor any of its Subsidiaries has any (i) liability for withholding taxes or penalties due under Code Section 409A or (ii) obligation to indemnify or gross-up for any Taxes imposed under Code Sections 409A or 4999.

(i) The Company, its Subsidiaries and each Company Benefit Plan are in compliance with the ACA, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full time employee under the ACA. The Company and its Subsidiaries are not otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (whether alone or in connection with any event or events, including termination of service) (i) entitle any current or former service provider of the Company to any compensation or benefits due under any plan, program, agreement or arrangement, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of the Company, (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No Company Benefit Plan or other benefit arrangement covers any employee or former employee outside of the United States, and neither the Company nor its Subsidiaries has ever been obligated to contribute to any such plan.

(l) SECTION 3.12(l) of the Company Disclosure Schedule accurately sets forth, for each employee of the Company or any of its Subsidiaries (including employees on leave of absence or layoff status) (each, an “Employee”) and each natural person engaged directly as a contractor, consultant or other non-employee service-provider to the Company or any of its Subsidiaries (each, a “Contractor”): (i) name and employer, (ii) job title, (iii) date of employment or engagement; (iv) classification as employee or contractor; (v) classification as exempt or non-exempt under the Fair Labor Standards Act and analogous state law; (vi) current annual salary rate or hourly pay rate for employees and annualized compensation rate for contractors; (vii) the number of hours of vacation time or paid time off currently accrued and the dollar amount thereof; and (viii) whether on leave or layoff status and expected date of return.

(m) Except as provided on SECTION 3.12(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract with an Employee or a Contractor which (i) is not terminable at-will by the employer without prior notice or (ii) imposes any obligation to pay any severance, retention bonus, change-of-control payment or other similar payment. The Company has made available to Parent accurate and complete copies of all employment agreements, contractor agreements or other Contracts with all Employees and Contractors. The Company has made available to Parent accurate and complete copies of all employee manuals, employee handbooks, and personnel policies of the Company and its Subsidiaries.

(n) Neither the Company nor any of its Subsidiaries is now, or ever has been, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with a trade union, works council or other labor organization (“Union”).

(o) There is not now, and has not been in the past three (3) years, any strike, lockout, slowdown, work stoppage, picketing or other labor dispute involving the Company, any of its Subsidiaries or any of their respective employees. To the Company’s Knowledge, there is not now, and has not been in the past three (3) years, in respect of any employees of the Company or any of its Subsidiaries, any pending or threatened (i) demand for recognition of a Union as bargaining representative, (ii) petition for election before the National Labor Relations Board or other Governmental Entity, or (iii) union organizing effort.

(p) The Company and its Subsidiaries have, at all times in the past three (3) years, complied with all applicable Laws regarding labor and employment matters, including but not limited to Laws regarding labor relations, occupational safety and health, employment discrimination, harassment and retaliation, minimum wage and overtime compensation, payment of wages, paid or unpaid leaves of absence, accommodation of disability, plant closings and mass layoffs, and immigration. At all times in the past three (3) years, all natural persons providing services to the Company or any of its Subsidiaries have been properly classified, for purposes of all applicable Laws, as (i) employees or non-employee service providers and (ii) “exempt” or “non-exempt” from overtime compensation requirements.

(q) Except as set forth on SECTION 3.12(q) of the Company Disclosure Schedule, there is not currently pending, and has not been pending at any time in the past three (3) years, against the Company or any of its Subsidiaries, any charge or complaint filed by or with any Governmental Entity, or any demand for arbitration before any arbitration tribunal, alleging unfair labor practices, discrimination, harassment, retaliation, or other violation of Laws regarding labor or employment matters.

(r) Except as set forth on SECTION 3.12(r) of the Company Disclosure Schedule, in the past three (3) years, neither the Company nor any of its Subsidiaries has received notice of, or settled, any complaint or allegation of sexual harassment, sexual abuse or other sexual misconduct against the Company, any of its Subsidiaries or any of their respective employees (in their capacity as such), officers or directors.

(s) The Company and its Subsidiaries have at all times complied with the requirements of all applicable Laws regarding immigration, including but not limited to the Immigration Reform and Control Act of 1986, and have on file a valid and current Form I-9 for each current and former employee to the extent required by federal Law.

(t) Neither the Company nor any of its Subsidiaries has, in the past three (3) years, experienced a “mass layoff” or “plant closing” as defined in the federal Worker Adjustment and Retraining Notification Act or similar event under analogous state law, including California Labor Code Sections 1400-1408.

(u) To the Company’s Knowledge, no Employee or Contractor (i) intends to terminate his/her employment or engagement with the Company or any of its Subsidiaries, (ii) has received an offer to join a business that is competitive with the business of the Company or any of its Subsidiaries, or (iii) is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that can reasonably be expected to have an adverse effect on the performance by such Employee or Contractor of his/her duties or responsibilities as a service provider to the Company or any of its Subsidiaries.

SECTION 3.13 Taxes.

(a) All Tax Returns required to have been filed by or on behalf of the Company or any of its Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects.

(b) Each of the Company and the Subsidiaries (i) has paid all Taxes due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and (ii) with respect to Taxes that are not yet due, has established an adequate accrual in accordance with U.S. GAAP.

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) As of the date of this Agreement, there are no claims, audits, actions, suits, proceedings or investigations being conducted, pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to Taxes.

(e) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) In the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement, other than those (i) solely between or among the Company and its Subsidiaries, or (ii) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes.

(h) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” within the meaning of Section 1504 of the Code (or any corresponding provisions of state, local or non-U.S. Law), other than the affiliated group the common parent of which is the Company; or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), or as a transferee or successor, by Contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries (nor Buyer or its Affiliates with respect to the Company or any of its Subsidiaries) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) prepaid amount or advance payment received on or prior to the Closing Date; or (v) as a result of a change in accounting method.

(j) Each of the Company and the Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from any payment made to any employee, independent contractor, creditor, holder of Shares or other third party.

(k) Neither the Company nor any of its Subsidiaries is subject to income Tax in any country other than its place of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that country.

(l) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries (i) is or has owned shares in a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has made an election described in Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

As used in this Agreement:

“Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, province, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, license, withholding, payroll, profits, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, value added, excise, unclaimed property, escheat, Pension Benefit Guaranty Corporation premiums, and any other governmental charges of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by contract or otherwise. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

“Tax Returns” means all returns, reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts, and other documents relating to, filed or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

SECTION 3.14 Material Contracts.

(a) SECTION 3.14 of the Company Disclosure Schedule lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound and under which any party thereto has continuing rights or obligations (in each case, excluding any Company Benefit Plan) (such Contracts of the type described in this SECTION 3.14(a), whether or not set forth in SECTION 3.14 of the Company Disclosure Schedule, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act;

(ii) any Contract that (A) limits the ability of the Company or any of its Subsidiaries to compete in any material respect in any line of business or with any Person or in any geographic area, (B) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party marketing or distribution rights relating to any compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, (D) requires the Company to purchase a minimum quantity of goods or supplies relating to any compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, in favor of any third party or (E) provides for “exclusivity” or any similar requirement in favor of any third party;

(iii) any Contract governing any joint venture, partnership or similar arrangement;

(iv) any Contract constituting Indebtedness and having an outstanding principal amount in excess of $10,000;

(v) any Contract with any Governmental Entity (excluding Permits);

(vi) any Contract with (A) any directors or officers of the Company or any of its Subsidiaries, or (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Common Stock, other than with respect to clause (A) (x) employee benefits provided under Company Benefit Plans, (y) standard confidentiality and assignment of inventions agreements in the form previously provided to Parent and (z) any Contracts related to the purchase or issuance of Shares and the issuance of Company Options;

(vii) any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any officer or employee of the Company or any of its Subsidiaries;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries licenses to (an “Outbound IP Agreement”) or licenses from (an “Inbound IP Agreement”) any third party any Intellectual Property that is used in the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted, including any such Intellectual Property that is used in or related to the development, marketing, labeling, promotion, sale, use, handling or manufacture of each FDA Regulated Product and any other compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market; provided, that the Company shall not be required to list the following Contracts on SECTION 3.14 of the Company Disclosure Schedule: (A) any Outbound IP Agreement that is a confidentiality agreement or a non-exclusive license granted to a vendor of the Company solely for purposes of providing services to the Company, pursuant to an agreement entered into in the ordinary course of business, and (B) any Inbound IP Agreement that is a confidentiality agreement or is for non-customized software or Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials;

(ix) any Contract for research and development, clinical trials, product formulation, contract manufacturing or supply, for or related to any FDA Regulated Product or any other compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, in each case in excess of $10,000;

(x) any Contract by which the Company or any Subsidiary settled any dispute or released or was released from any claim pertaining to any Intellectual Property, or granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to any Intellectual Property;

(xi) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $10,000;

(xii) any Contract (or group of related Contracts) providing for the purchase or sale of products or services by the Company or any of its Subsidiaries in excess of $10,000;

(xiii) any Contract with a Union;

(xiv) any settlement agreement, or any Contract that waives any rights or grants any release, in each case where such settlement, waiver of rights or grant of release is material to the Company or any of its Subsidiaries;

(xv) any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xvi) any Contract that provides for the acquisition or disposition of any material business or material assets (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole; or

(xvii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries).

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto in all material respects in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Material Contract; (iii) there is no breach of or default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iv) no event has occurred or not occurred through the

Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any other party, that with or without notice or the lapse of time or both would (A) constitute a breach of or default by, (B) result in a right of termination for or automatic termination of, or (C) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract; (v) there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract; and (vi) during the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice of termination (in whole or in part) in respect of any Material Contract, nor to the Knowledge of the Company, is any such party threatening to do so. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 3.15 Personal and Real Property.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all Liens, other than Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries owns any real property. SECTION 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses and occupancy agreements, together with all amendments and supplements thereto, under which the Company or any of its Subsidiaries leases (as lessee) or occupies real property (the “Real Property Leases”; the property covered by the Real Property Leases is referred to herein as the “Leased Real Property”). The Company has made available to Parent true and complete copies of each of the Real Property Leases. As applicable, each of the Company and its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. To the Knowledge of the Company, (i) no Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor (ii) has any such condemnation, expropriation or taking been proposed to the Company or any of its Subsidiaries. All Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default under any Real Property Lease, and no event has occurred which, with the giving of notice or passage of time, would constitute such a default by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto. The Company has not received any notice, order or proposal which would adversely affect the value or use or enjoyment of any of the Leased Real Property.

SECTION 3.16 Intellectual Property.

(a) SECTION 3.16(a)(i) of the Company Disclosure Schedule sets forth a list of all registered trademarks, issued patents, registered copyrights, pending applications to register or obtain any of the foregoing, and registered Internet domain names, in each case, owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Registered IP”). The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries exclusively, except as specified in SECTION 3.16(a) of the Company Disclosure Schedule, owns and possesses, free and clear of all Liens

(excluding any Permitted Liens), all right, title and interest in and to the Company Registered IP and all other Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company as of the date hereof (collectively, the “Company Owned IP”). SECTION 3.16(a)(ii) of the Company Disclosure Schedule sets forth a list of all registered trademarks, issued patents, registered copyrights, pending applications to register or obtain any of the foregoing, and registered Internet domain names, in each case, owned by a third party and licensed to the Company or any of its Subsidiaries as of the date hereof under an Inbound IP Agreement that is listed or required to be listed on SECTION 3.14(a)(viii) of the Company Disclosure Schedule (collectively, the “Company Licensed Registered IP”). SECTION 3.16(a) of the Company Disclosure Schedule accurately identifies, for each item of Company Registered IP or Company Licensed Registered IP, as applicable, the (i) identifying title or mark, (ii) application number, (iii) patent or registration number, (iv) filing date, issue date or registration date, (v) country filed in and (vi) owner. With respect to all Company Registered IP, the owner identified on SECTION 3.16(a)(i) of the Company Disclosure Schedule is the current owner of record.

(b) Each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect its rights in its Company Registered IP and all other material Company Owned IP and (ii) maintain the confidentiality of all material information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use including by causing all current and former employees, consultants, vendors and other independent contractors of the Company or any Subsidiary who have created or have access to any such confidential information to enter into binding, written agreements with the Company or its Subsidiaries agreeing not to disclose or make any improper use of any confidential information included in the Company Owned IP or any confidential information owned by a third party that has been disclosed to the Company or any of its Subsidiaries in confidence. All Intellectual Property that was created by employees of the Company or its Subsidiaries within the scope of their employment is owned by the Company or its applicable Subsidiary (and, therefore, is Company Owned IP) either by operation of law or pursuant to a written assignment agreement. All current and former consultants, vendors and other independent contractors of the Company or any of its Subsidiaries who have created any Company Owned IP have assigned ownership of such Company Owned IP to the Company or a Company Subsidiary pursuant to a binding, written agreement. Neither the Company nor any of its Subsidiaries uses any Intellectual Property created or owned by any of its consultants, vendors or other independent contractors that is not Company Owned IP or licensed to the Company or a Company Subsidiary pursuant to an agreement listed on SECTION 3.14(a)(viii) of the Disclosure Schedule. The Company and its Subsidiaries have the right to use and otherwise exploit, in the manner currently used or exploited by the Company and its Subsidiaries, all Company Owned IP and all other Intellectual Property used or held for use in the conduct of their respective businesses or as otherwise necessary to conduct such businesses as currently conducted or proposed to be conducted, and Parent will continue to have such rights immediately after the Closing, exercisable on the same terms and for use in the same manner as used by the Company and its Subsidiaries immediately prior to Closing.

(c) Except as set forth in SECTION 3.16(c) of the Company Disclosure Schedule, (i) (A) none of (x) the operation of the business of the Company and its Subsidiaries as currently conducted, or (y) any FDA Regulated Product or other compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, or the development, manufacture, importation, sale or offer for sale thereof, infringes (or for any such FDA Regulated Product or other compound or product being developed, if currently sold would infringe) upon any patents, copyrights, trademarks or other Intellectual Property rights of any third party or misappropriates the subject matter of any trade secrets of any third party, and (B) since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring, and (ii) (A) no third party is infringing upon any patents, copyrights, trademarks or other Intellectual Property rights or misappropriating the subject matter of any trade secrets owned by the Company or any of its Subsidiaries in a material manner, and (B) since December 31, 2019, neither the Company nor any of its Subsidiaries has asserted any written claim or notice that any such infringement or misappropriation is occurring or has occurred.

(d) There are no Contracts to which Company or one of its Subsidiaries is a party under which royalty, license fee, milestone and other payment obligations (other than patent prosecution and maintenance costs and expenses, costs and expenses relating to enforcement or defense of Intellectual Property rights and indemnity payments under customary commercial terms of Contracts entered into in the ordinary course of business) are payable by or to the Company or such Subsidiary with respect to any Company Registered IP or any Intellectual Property of a third party licensed to the Company or any of its Subsidiaries as of the date hereof, other than the Contracts listed in SECTION 3.14(a)(viii) of the Company Disclosure Schedule (and those Contracts permitted to not be listed under such Section by the terms of such Section).

(e) Except as set forth in SECTION 3.16(e) of the Company Disclosure Schedule, none of (i) the Company Registered IP or (ii) any other Company Owned IP embodied by any FDA Regulated Product or other compound or product being developed by the Company or any Subsidiary of the Company, whether or not yet on the market, or necessary or useful for the development, manufacture, importation, sale or offer for sale thereof, was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any Governmental Entity, public entity, university, corporate sponsor, or other third party, where any such third party has acquired any ownership or license rights in any such Intellectual Property based upon having funded, having procured services by the Company or any Subsidiary of the Company, or having provided services on behalf of the Company or any Subsidiary of the Company.

(f) Except as set forth in SECTION 3.16(f)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received since December 31, 2020 any written notice or claim: (i) asserting the invalidity, misuse or unenforceability of any issued or registered Company Registered IP or other Company Owned IP, (ii) challenging the Company’s or a Company Subsidiary’s ownership of or rights to use, license or otherwise exploit any Company Owned IP, or (iii) asserting that the Company has engaged in unfair competition, false advertising or other unfair business practices. Except as set forth in SECTION 3.16(f)(ii) of the Company Disclosure Schedule, as of the date hereof, there is no Action before any court or tribunal (including in the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Registered IP, other than office actions or other similar proceedings in the ordinary course of prosecuting applied-for Company Registered IP and, to the Knowledge of the Company, there is no such Action related to any Company Licensed Registered IP.

(g) SECTION 5.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of the assignment status with respect to each Company Owned IP.

SECTION 3.17 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in SECTION 4.5(c), no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) of the State of Delaware apply to this Agreement or any of the transactions contemplated hereby.

SECTION 3.18 Brokers. No broker, agent, investment banker, financial advisor or other Person, other than William Blair & Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of any engagement letter or other Contract between the Company and William Blair & Company relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.19 Opinion of Financial Advisor. The Company Board has received the opinion of William Blair & Company as financial advisor to the Company that as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Shares. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of such opinion to Parent solely for informational purposes.

SECTION 3.20 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries; neither the Company nor any of its Subsidiaries is in breach or default under any of its insurance policies; neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any of its insurance policies; neither the Company nor a Subsidiary has been refused any insurance coverage sought or applied for.

SECTION 3.21 Regulatory

(a) Neither the Company nor any Subsidiary of the Company has received any written notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or other relevant regulatory authorities, or any other court or arbitrator or federal, state, local or foreign governmental or regulatory authority, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”), or similar state, federal or foreign law or regulation; the Company and each Subsidiary of the Company is and has been in compliance in all material respects with applicable health care laws, including without limitation and as applicable, the FFDCA and the federal Anti Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), all applicable federal, state, local and all foreign civil and criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws, the statutes, regulations and directives of applicable government funded or sponsored healthcare programs, and the regulations promulgated pursuant to such statutes, the Standards for Privacy of Individually Identifiable Health Information, the Security Standards, and the Standards for Electronic Transactions and Code Sets promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non U.S. counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals or prescribers, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, the regulations promulgated thereunder; the U.S. Controlled Substances Act (21 U.S.C. Section 801 et seq.), quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and all other local, state, federal, national, supranational and foreign laws, relating to the regulation of the Company and the Subsidiaries of the Company (collectively, “Health Care Laws”). The Company and each Subsidiary of the Company possesses all material licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws and/or to carry on its businesses as presently conducted, including as necessary to allow for the development, marketing, labeling, promotion, sale, use, handling or manufacture of each FDA Regulated Product as those activities are currently conducted or planned to be conducted with respect to each FDA Regulated Product (“Authorizations”). Such Authorizations are valid and in full force and effect, neither the Company nor any Subsidiary of the Company is in violation of any material term of any such Authorizations and SECTION 3.21(a) of the Company Disclosure Schedule includes a true and complete list of all Authorizations that are investigational new drug applications, new drug applications and other applications for approval of the commercialization, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product or other product or device that is subject to the regulatory authority of the FDA (an “FDA Regulated Product”) in a regulatory jurisdiction that have been filed with the FDA or any similar regulatory authority outside of the United States by the Company or any Subsidiary of the Company for any FDA Regulated Product, further specifying thereon each FDA Regulated Product that has been approved for commercialization by the FDA or other regulatory authority (an “Approved Product”). Neither the Company nor any Subsidiary of the Company has received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any product operation or activity is in violation of any Health Care Laws or Authorizations, nor to the Knowledge of the Company is any Governmental Entity or third party considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Neither the Company nor any Subsidiary of the Company has, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Knowledge of the Company, no third party has initiated or conducted any such notice or action. To the Knowledge of the Company, there are no circumstances currently in existence that would necessitate a recall or post-sale warning of the Approved Product and, with respect to the Approved Product, there have been no serious adverse drug experiences as defined in 21 C.F.R. § 314.80 or material events concerning or affecting safety.

(b) The research, studies and tests conducted by or on behalf of the Company and each Subsidiary, including for each FDA Regulated Product (collectively, “Studies”) have been and, if still pending, are being conducted with reasonable care and, to the extent required, in material compliance with good clinical practice (GCP) requirements in accordance with the FFDCA and its implementing regulations. The Company and each Subsidiary of the Company have made all such filings and obtained all such approvals as may be required by the Food and Drug Administration of the U.S. Department of Health and Human Services or any committee thereof or from any other applicable U.S. or foreign government regulatory agency, or health care facility Institutional Review Board. Neither the Company nor any Subsidiary of the Company has received any correspondence from any Governmental Entity requiring the termination, suspension or material modification of any Studies. The Company and each Subsidiary of the Company have operated and currently are in compliance in all material respects with all applicable rules, regulations and policies of the Governmental Entity.

(c) Neither the Company nor any Subsidiary of the Company has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product, operation or activity is in material violation of any Health Care Laws nor, to the Knowledge of the Company, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened. The Company and each Subsidiary of the Company have filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission), and no material deficiencies have been asserted in writing by the FDA or any other applicable regulatory authority with respect to any such filings, declarations, listing, registrations, reports or submissions. Neither the Company nor any Subsidiary of the Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither the Company nor any Subsidiary of the Company nor any of their respective employees, officers or directors nor, to the Knowledge of the Company, agents or subcontractors has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or is subject to a governmental proceeding or similar action or, to the Knowledge of the Company, a governmental inquiry, investigation or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion. Neither the Company, and Subsidiary of the Company, nor any of their officers, employees or agents, has made an untrue statement of a material fact or a fraudulent statement to the FDA, any other regulatory authority, or any other Governmental Entity or failed to disclose a material fact required to be disclosed to the FDA, any other regulatory authority or any other Governmental Entity that, at the time such disclosure or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar policy. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary (i) is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or similar policy or (ii) has received any notification of any such potential investigation.

(d) With respect to each FDA Regulated Product that is the subject of an Authorization listed or required to be listed on SECTION 3.21(a) of the Company Disclosure Schedule, SECTION 3.21(d) of the Company Disclosure Schedule includes a true and complete list of all preclinical and clinical studies conducted or sponsored by or on behalf of the Company or any of its Subsidiaries using or in respect of any such FDA Regulated Product and all contract research organizations who have participated in any such studies or other aspects of the development of any such FDA Regulated Product. The Company has provided to Parent: (i) accurate and complete copies of all clinical study reports for any preclinical studies listed or required to be listed on SECTION 3.21(a) of the Company Disclosure Schedule and access to all electronic databases related to any such preclinical studies, (ii) accurate and complete copies of all clinical study reports and trial master files for any clinical studies listed or required to be listed on SECTION 3.21(a) of the Company Disclosure Schedule and access to all electronic databases related to any such clinical studies, (iii) all other all toxicology, pharmacokinetic and pharmacodynamic reports, files, records, dossiers, and data that have been included in any submission to any Governmental Entity in respect of any such FDA Regulated Product or Authorization, (iv) a comprehensive listing of all meetings, correspondence, submissions and other interactions with any Governmental Entity in respect of any such FDA Regulated Product or Authorization, and (v) a complete copy of all submissions made to any Governmental Entity, all correspondence (including emails) between the Company or its Subsidiaries and any such Governmental Authorities, and all contact reports or other summaries of telephonic or in-person meetings with any such Governmental Authorities, in each case in respect of or regarding any such FDA Regulated Product or Authorization.

(e) With respect to the Approved Product, neither the Company nor any Subsidiary has conducted any off-label promotion or received any written information from the FDA or any other Governmental Entity contesting the approval, the uses, the labeling or the promotion of Approved Products, including any claim that the Approved Product is being marketed or promoted for off-label uses. With respect to each other FDA Regulated Product, neither the Company nor any Subsidiary has received any written information from the FDA or any other Governmental Entity that would reasonably be expected to lead to the denial of an application for marketing currently pending before the FDA or any other Governmental Entity.

SECTION 3.22 Environmental.

(a) The Company made available to Parent all material records and material correspondence in the possession of the Company relating to environmental matters affecting the Company and which were prepared for or submitted to applicable Governmental Entities within three (3) years of the date of this Agreement.

(b) The Company and its Subsidiaries are in compliance in all material respects with and have not received any written notice or, to the Knowledge of the Company, any other communication alleging any violation by the Company or its Subsidiaries with respect to any applicable Environmental Laws, including with respect to possessing and being in compliance with any Permits required for the Company and its Subsidiaries to operate under applicable Environmental Laws.

(c) To the Knowledge of the Company, the properties operated by the Company and its Subsidiaries (including soils, groundwater, surface water, indoor air, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration or in a condition that would give rise either to an obligation to act to address the Hazardous Substance contamination or condition or to disclose to a Governmental Entity that Hazardous Substance contamination or condition under any Environmental Law.

(d) Neither the Company nor its Subsidiaries have received written notice that the Company is subject to any liability under any Environmental Law for any Hazardous Substance disposal, release or contamination on the property of any third party nor has the Company disposed of, transported, or arranged for the disposal of or transport of any Hazardous Substances in a way that would require investigation or remediation pursuant to applicable Environmental Law or otherwise subject the Company to any liability pursuant to applicable Environmental Law.

(e) The Company and its Subsidiaries have not released any Hazardous Substance into the environment except (A) in compliance with Environmental Law or (B) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law.

(f) Neither the Company nor any of its Subsidiaries is named as a party to any Action or order addressing liability under any Environmental Law nor has the Company or any of its Subsidiaries received a demand or other notice threatening to assert a claim for such liability against the Company or any of its Subsidiaries.

SECTION 3.23 Indebtedness. SECTION 3.23(a) of the Company Disclosure Schedule sets forth all Indebtedness for borrowed money of the Company and its Subsidiaries and each document evidencing or documenting any such Indebtedness for borrowed money. SECTION 3.23(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement all “current liabilities” of the Company and each of its Subsidiaries as determined by U.S. GAAP.

SECTION 3.24 Affiliate Transactions. No relationship exists between the Company or any of its Subsidiaries, on the one hand, and any officer, director, or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in the Company SEC Documents.

SECTION 3.25 Anti-Corruption. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, executive, officer, agent, employee, distributor or other Person while acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other federal, foreign or state anti-corruption, anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. Neither the Company nor any of its Subsidiaries has ever conducted any export transactions.

SECTION 3.26 Clinical Supply. The Company or its Subsidiaries have good and marketable title to its clinical supply free and clear of all Liens (other than Permitted Liens).Such clinical supply has been manufactured in accordance with the specifications therefor as set forth in the applicable manufacturing documentation, the applicable Permit and other Laws. The clinical supply has been properly stored in accordance with the relevant specifications.

SECTION 3.27 Suppliers. SECTION 3.27(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest (measured by gross expenditures by the Company and its Subsidiaries on a consolidated basis) suppliers (each, a “Material Supplier”) to the Company and its Subsidiaries for the twelve (12) months ended June 30, 2023. No Material Supplier has terminated or cancelled, or delivered written notification to the Company or any of its Subsidiaries that it intends to terminate or cancel, or decreased materially or, to the Knowledge of the Company, threatened to decrease or limit materially, its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been engaged in a material dispute with a Material Supplier. There has been no material change in the pricing or other material terms of its business relationship with any Material Supplier that is adverse to the Company or its Subsidiaries, except changes made in the ordinary course of business consistent with past pricing practices which changes in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in SECTION 3.27(b) of the Company Disclosure Schedule, all amounts owing to such Material Supplier by the Company or any of its Subsidiaries have been paid in all material respects.

SECTION 3.28 Acknowledgement by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE IV. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Merger and the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject (in the case of Merger Sub) to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Prior to the date hereof, the Board of Directors of Merger Sub, acting via unanimous written consent, adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Parent for adoption and (iv) recommending that Parent vote in favor of the adoption of this Agreement.

(c) The adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

SECTION 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not:

(i) conflict with or violate the organizational documents of Parent or Merger Sub;

(ii) assuming that all consents, approvals and authorizations contemplated by paragraph (b) below have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their assets or properties are bound; or

(iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or require any notice, consent, waiver or payment of a penalty under, any Contract to which Parent or Merger Sub is a party or by which their assets or properties are bound;

except, in the case of clauses (ii) and (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not, with respect to Parent and Merger Sub, require any consent, approval, authorization or permit of, or action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under any state securities or “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) compliance with applicable requirements of the Exchange Act, (iv) compliance with applicable rules and regulations of Nasdaq, and (v) any such other items the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Capitalization.

(a) The authorized capital stock of the Parent consists of (i) 250,000,000 shares of Common Stock, $0.00001 par value per share. As of the Measurement Time, (A) 33,937,346 shares of Common Stock were outstanding, (B) 1,575,692 shares of Common Stock were held by the Company as treasury shares, (C) 7,027,739 shares of Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options, and (D) 4,252,490 shares of Common Stock were reserved for issuance pursuant to outstanding Parent Warrants.

(b) Except as set forth above, as of the date hereof, (i) there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting equity securities of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting equity securities of Parent, (C) options, warrants, calls, subscriptions or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of Parent, or (D) stock appreciation rights, “phantom” stock rights, performance units, restricted stock, contingent value rights, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights; (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock, voting equity securities or securities convertible into or exchangeable or exercisable for capital stock or voting equity securities of Parent; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent to which Parent is a party.

(c) Parent does not have outstanding any bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of capital stock of Parent on any matter.

(d) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which Parent is a party and that relate to any of the capital stock of the Parent.

SECTION 4.5 Ownership and Operations of Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith, or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement.

(b) All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

(c) None of Parent, Merger Sub nor any of their Affiliates (i) owns, directly or indirectly, beneficially or of record, any Shares or (ii) holds any rights to acquire or vote any Shares, except pursuant to this Agreement. None of Parent, Merger Sub nor any of their Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL. Neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock or other securities of the Company or any options, warrants or other rights to acquire shares of capital stock or other securities of, the Company.

SECTION 4.6 SEC Reports; Financial Statements.

(a) Parent has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2020 (all such items filed or furnished since such date, collectively, the “Parent SEC Documents”). Each Parent SEC Document, as of its respective filing date or, if amended, as of the filing date of the last such amendment prior to the date hereof (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on such date. None of the Parent SEC Documents, as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the filing date of such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Parent SEC Documents is, to the Knowledge of Parent, the subject of ongoing SEC review. As of the date hereof, there are no outstanding or unresolved comments in any comment letters received by the Parent from the SEC with respect to any of the Parent SEC Documents.

(b) The audited consolidated financial statements of Parent included in Parent’s Annual Reports on Form 10-K included in the Parent SEC Documents (including the related notes and schedules) (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-K), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, and (iv) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries. The unaudited consolidated financial statements of Parent included in the Parent Quarterly Reports on Form 10-Q included in Parent SEC Documents (including the related notes and schedules) (A) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by Form 10-Q), (B) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments), and (D) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements.

(c) Parent’s “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rules 13a-15(e) and (f) and 15d-15(e) and (f) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Parent required under the Exchange Act with respect to such reports.

(d) Since December 31, 2020, Parent has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and any such deficiency, weakness or fraud so disclosed to Parent’s auditors has been made available to the Company.

(e) Since December 31, 2020, Parent has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) Since December 31, 2020, (i) neither Parent nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of applicable Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

SECTION 4.7 Certain Information. Any information provided in writing by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other Representatives for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus when filed with the SEC and when the Form S-4 is declared effective under the Securities Act shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to (i) statements included or incorporated by reference in the Form S-4 or Proxy Statement/Prospectus based on information supplied by or on behalf of the Company or any of its directors, officers, employees, Affiliates, agents or other Representatives, or (ii) any financial projections or forward-looking statements.

SECTION 4.8 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in Parent’s consolidated balance sheet included in its Form 10-Q with respect to the period ended June 30, 2023, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2023, (c) incurred pursuant to the transactions contemplated by this Agreement, (d) set forth in SECTION 4.8 of the Company Disclosure Schedule or (e) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.9 Valid Issuance. The Parent Common Stock to be issued to the Company stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company stockholder) will be free of restrictions on transfer.

SECTION 4.10 Funds. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay the aggregate amounts payable pursuant to the CVRs as and when such payments become due and payable (to the extent payable in accordance with the terms of the CVR Agreement).

SECTION 4.11 Absence of Certain Arrangements.

(a) There are no Contracts or understandings between Parent or Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any of their respective Representatives, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger and other transactions contemplated by this Agreement.

(b) None of Parent, Merger Sub, nor any of their respective Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any Company stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any Company stockholder agrees to vote, to tender, to vote against, or not to tender his, her or its shares of capital stock of the Company in, any Acquisition Proposal or (iii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

SECTION 4.12 Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of Parent’s Affiliates or Merger Sub or any of Merger Sub’s Affiliates or any of its assets or properties, at law or in equity, which if adversely determined would have a material adverse effect on Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. As of the date hereof, Parent is not subject to any judgment, order, injunction, rule or decree of any Governmental Entity, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.13 Brokers. No broker, investment banker, financial advisor or other Person, other than Canaccord Genuity Group Inc. (“Canaccord”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

SECTION 4.14 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Canaccord as financial advisor to Parent that as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the transaction consideration (as defined in such opinion) to be paid by Parent with respect to the acquisition of the Company pursuant to this Agreement is fair, from a financial point of view, to Parent.

SECTION 4.15 Acknowledgement by the Parent and Merger Sub. Parent and Merger Sub are not relying and the Parent and Merger Sub have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE III. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Merger and the transactions contemplated hereby and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. Between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in SECTION 5.1 of the Company Disclosure Schedule, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to preserve intact their business, assets and technology, keep available the services of their officers and employees, maintain in effect all of their Permits and preserve their relationships and goodwill with those Persons having significant business relationships with the Company or any of its Subsidiaries. In addition to and without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as set forth in SECTION 5.1 of the Company Disclosure Schedule, as required by Law, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any of its capital stock, ownership interests or other securities, or any options, warrants, convertible securities or other rights to acquire any of its capital stock, ownership interests or other securities, except for (i) the issuance of Shares upon the exercise of Company Stock Options or Company Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, other than the acquisition of Shares in connection with a cashless or net exercise of Company Stock Options outstanding on the date hereof or in order to pay Taxes in connection with the exercise of any other equity awards (including Company Stock Options) outstanding on the date hereof;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory in the ordinary course of business or pursuant to existing Contracts; or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory in the ordinary course of business or pursuant to existing Contracts;

(f) (i) enter into or amend in any respect any Contract, written, oral or otherwise, or (ii) terminate, or fail to exercise an expiring renewal option or grant a waiver of a provision under, any Contract;

(g) make any capital expenditures, individually or in the aggregate, in excess of $10,000, other than capital expenditures that are budgeted in the Company’s capital expenditure budget set forth in SECTION 5.1(g) of the Company Disclosure Schedule;

(h) (i) other than for borrowings under the Bridge Loan for working capital purposes, incur, assume, guarantee or otherwise become liable for any Indebtedness, or amend or modify in any material respect or prepay or refinance any Indebtedness, (ii) make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, (iii) cancel, release or assign any material Indebtedness of any Person owed to the Company or any of its Subsidiaries, or (iv) withdraw, change or revoke any consent or approval made or required (and provide any further consents or approvals) in connection with the Note and Loan Purchase Agreement and the transactions contemplated thereby;

(i) except as expressly required by any Company Benefit Plan or Contract in existence on the date hereof and made available to the Company, or applicable Law, (i) increase the salary, bonus or other compensation or fringe benefits of, or grant any type of compensation or benefits not previously provided to, any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (ii) grant or pay any severance, change in control, retention or termination pay, or modifications thereto or increases therein, to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) enter into any employment, consulting, change of control or severance agreement or arrangement with any of its present or former directors, officers, employees or independent contractors, (iv) enter into any collective bargaining agreement, neutrality agreement or other Contract with any Union or recognize any Union as the bargaining representative of any employees or (v) establish, adopt or terminate any Company Benefit Plan;

(j) make any material change in any accounting principles, except as may be required by Law or U.S. GAAP or any official interpretations thereof;

(k) (i) make, change or revoke any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) amend any Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) settle or compromise any material Tax liability, claim, audit or dispute or enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, (vii) change any material method of accounting for Tax purposes (or file a request to make any such change) or (viii) waive or extend the statute of limitations with respect to any Tax;

(l) adopt, publicly propose or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file or consent to the filing of a petition in bankruptcy under any provisions of applicable Law;

(m) grant or suffer to exist any Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(n) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any Subsidiary or any material assets, securities, or property except (A) as required pursuant to Contracts existing as of the date hereof and in accordance with their terms or (B) in the ordinary course of business consistent with past practice;

(o) settle any Action against the Company or any of its Subsidiaries, other than settlements of Actions (A) where the amount paid by the Company or any of its Subsidiaries in settlement does not exceed $10,000 individually or in the aggregate, (B) that do not impose any material restriction on the business of the Company or any of its Subsidiaries, (C) that provide for a complete release of the Company and its Subsidiaries for all claims and (D) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

(p) waive, release or assign any rights or claims or make any payment, directly or indirectly, of any liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms;

(q) sell, transfer or license or sublicense any rights in any intellectual property owned by or licensed to the Company or any Subsidiary of the Company or, with respect to any Company Owned IP or any patent or pending patent application included in Company Licensed Registered IP that the Company prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such intellectual property to become abandoned or otherwise fail to maintain any such intellectual property;

(r) (i) acquire any fee interest in real property or (ii) amend, modify or terminate any Real Property Lease or enter into any new lease for any real property;

(s) change in any material respect the policies or practices regarding accounts receivable or accounts payable or cash management or fail to manage working capital in accordance with past practices;

(t) create any Subsidiary of the Company or any of its Subsidiaries;

(u) enter into any new line of business, or form or commence the operations of any joint venture;

(v) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company or its Subsidiaries;

(w) other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any existing insurance policies without replacing such policy with substantially comparable coverage;

(x) fail to promptly provide to Parent all information or documents described in the last sentence of SECTION 3.21(d) that are received, prepared or otherwise generated by or on behalf of the Company or any of its Subsidiaries after the date of execution of this Agreement; or

(y) commit to take any of the actions described in the preceding paragraphs (a) through (x).

For avoidance of doubt, nothing in this SECTION 5.1 is intended to or shall give Parent the right to control the day-to-day operations of the Company in violation of applicable Law or result in the transfer of beneficial ownership of the Company to Parent prior to the Effective Time.

SECTION 5.2 Unsolicited Proposals.

(a) Subject to SECTION 5.3(b) and SECTION 5.3(c) and except as expressly permitted by this SECTION 5.2, until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, the Company shall not, and the Company shall cause its Subsidiaries not to, and the Company shall direct and use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, the “Representatives”) and its Subsidiaries’ Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub), (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or for the purpose of encouraging or facilitating an Acquisition Proposal, (iii) enter into any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement in accordance with this SECTION 5.2) with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (iv) approve, support, adopt or recommend any Acquisition Proposal, or (v) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, (A) immediately cease and terminate any existing discussions or negotiations with any third party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (B) terminate access by any third party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with any Acquisition Proposal or any potential Acquisition Proposal, and (C) promptly following the date hereof the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such third party be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement. It is agreed that (1) any violation of the restrictions set forth in this SECTION 5.2(a) by any officer, director or employee of the Company or any of its Subsidiaries shall constitute a breach of this SECTION 5.2 by the Company and (2) any inquiry, proposal or offer that results from any material violation of the foregoing restrictions by any Representative of the Company or any of its Subsidiaries (other than such Representatives included in the foregoing clause (1)) shall be deemed to be not in compliance with this SECTION 5.2.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the date hereof prior to obtaining the Company Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of this SECTION 5.2 and (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company shall notify Parent in writing of such determination promptly after the Company Board makes such determination (and in any event within twenty-four (24) hours after making such determination) and the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the third party making such Acquisition Proposal and afford such third party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries pursuant to an Acceptable Confidentiality Agreement and (B) enter into, maintain and participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, however, that the Company will substantially concurrently provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such third party, which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may direct any Persons to this Agreement, including the specific provisions of this SECTION 5.2.

(c) The Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of the Company’s (or any of its Representatives’) receipt of any Acquisition Proposal or any offer that would reasonably be expected to lead to an Acquisition Proposal, or of any request for discussion, negotiation or information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that would reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the third party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the third party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after receipt thereof.

(d) The Company agrees to enforce, and not to release or permit the release of any Person from, or to modify or waive or permit the waiver or termination of any provision of, any Acceptable Confidentiality Agreement (including any standstill or similar provisions contained therein), other than to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not less restrictive in the aggregate to the receiving party thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of SECTION 5.2 and SECTION 5.3. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential acquisition of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement.

(ii) “Acquisition Proposal” means any offer or proposal from any third party relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any third party, directly or indirectly, of (A) twenty percent (20%) or more of the Common Stock, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning twenty percent (20%) or more of the Common Stock, or (B) twenty percent (20%) or more of the assets or businesses of the Company and its Subsidiaries, taken as a whole, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (iv) any combination of the foregoing.

(iii) “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the third party making the Acquisition Proposal, (A) would, if consummated, result in a transaction that is materially more favorable to the Company’s stockholders than the Merger (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to (1) “twenty percent (20%) or more” shall be deemed to be references to “more than fifty percent (50%)” and (2) “ eighty percent (80%)” shall be deemed references to “fifty percent (50%).”

SECTION 5.3 Company Recommendation

(a) Subject to SECTION 5.3(b) and SECTION 5.3(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, the Company’s recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”), or fail to include the Company Recommendation in the Proxy Statement/Prospectus, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of Common Stock within ten (10) Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute, or enter into, any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to SECTION 5.2) or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v) being referred to as an “Adverse Recommendation Change”).

(b) (i) Notwithstanding anything in this Agreement to the contrary, including SECTION 5.3(a), at any time prior to obtaining the Company Stockholder Approval, in response to a Superior Proposal that is first made after the date hereof and did not result from a breach of SECTION 5.2 or this SECTION 5.3, the Company Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to SECTION 7.1(c)(ii) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this SECTION 5.3(b) may be made and (y) no termination of this Agreement pursuant to SECTION 7.1(c)(ii) may be made, in either case:

(A) until after the fourth (4th) Business Day following written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to SECTION 7.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the third party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of four (4) Business Days (provided, that the new notice period shall be shortened to the later of (x) three (3) Business Days following Parent’s receipt of the new Notice of Superior Proposal or (y) the expiration of the initial four (4) Business Day period, if the only change to such Superior Proposal is an increase in (without any change to the form of) the per share merger consideration), and compliance with this SECTION 5.3(b) with respect to such new notice);

(B) unless during such four (4) Business Day period (or three (3) Business Day period, if applicable in accordance with paragraph (A) above), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C) unless, after complying with paragraphs (A) and (B) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal, after giving due consideration to any irrevocable changes proposed to be made to this Agreement by Parent prior to the expiration of such four (4) Business Day period (or three (3) Business Day period, if applicable in accordance with paragraph (A) above).

(c) Nothing contained in SECTION 5.2 or this SECTION 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would constitute a breach of its fiduciary duties under applicable Law or any disclosure requirements under applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute an Adverse Recommendation Change.

SECTION 5.4 Preparation of Proxy Statement/Prospectus; Form S-4; Stockholders’ Meeting; Vote of Parent.

(a) As promptly as reasonably practicable after the provision of the information specified in SECTION 5.4(f) below, the Company and Parent shall jointly prepare and file with the SEC a proxy statement (such proxy statement, together with any exhibits, supplements or amendments thereto, the “Proxy Statement/Prospectus”) and Parent shall prepare and file with the SEC the Form S-4 (which shall include the Proxy Statement/Prospectus). The Company and Parent shall each use its commercially reasonable efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall use its reasonable best efforts to: (A) have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, (B) cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (C) ensure that the Proxy Statement/Prospectus complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the parties shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company and Parent.

(c) Each party shall provide the other with any comments (written or oral) that they may receive from the SEC with respect to the Proxy Statement/Prospectus as promptly as practicable after receipt thereof. The parties shall use reasonable best efforts to resolve all SEC comments as promptly as practicable. Each party shall be given a reasonable opportunity to review any proposed responses and provide comments to such responses. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.

(d) As promptly as reasonably practicable following the clearance of the Proxy Statement/Prospectus by the SEC, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (i) establish a record date for a special meeting of its stockholders to be held solely for the purpose of obtaining the Company Stockholder Approval (the “Stockholders Meeting”), (ii) give notice of the Stockholders Meeting and mail the Proxy Statement/Prospectus, (iii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change, include in the Proxy Statement/Prospectus the Company Recommendation and use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement, and (iv) hold the Stockholders Meeting; provided, however, that the Company may postpone or adjourn the Stockholders Meeting from its originally noticed date for a reasonable period (but not more than thirty (30) calendar days, individually or in the aggregate) only (A) in order to solicit additional proxies so as to establish a quorum, (B) to allow time for the filing or dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith is necessary to be filed or disseminated under applicable Law or (C) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided, further, that the Stockholders Meeting shall occur at least three (3) Business Days prior to the Outside Date. Once the Company has established a record date for the Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent not to be unreasonably withheld.

(e) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Law and the rules and policies of the Nasdaq and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Form S-4 on the Nasdaq no later than the Effective Time, subject to official notice of issuance.

(f) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Transactions, including the Form S-4 and the Proxy Statement/Prospectus. In addition, promptly following the date hereof, each of the Company and Parent shall use its reasonable best efforts to provide all information concerning it necessary to enable the Company and Parent to prepare, as promptly as reasonably practicable and in any event no later than the fifteenth (15th) Business Day after the date hereof, any required pro forma financial statements and related footnotes in connection with the preparation of the Form S-4 and/or the Proxy Statement/Prospectus.

(g) Immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement.

SECTION 5.5 Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford Parent and its Representatives reasonable access to the properties, assets, offices, facilities, books and records of the Company and its Subsidiaries and shall furnish Parent with such financial, operating and other data and information relating to the Company and its Subsidiaries as the Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives if legal counsel for the Company reasonably determines that such disclosure would (a) be subject to any attorney-client or other legal privilege or immunities, or (b) contravene any Law; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (a) or (b) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or contravene the applicable Law. Prior to the Closing, Parent shall not and shall cause its Affiliates and its and their Representatives not to use any information obtained pursuant to this SECTION 5.5 for any purpose unrelated to the Merger and the transactions contemplated hereby.

(b) Parent and Merger Sub shall hold all documents and other information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby in accordance with the Mutual Confidential Disclosure Agreement, dated as of June 10, 2023, by and between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No investigation pursuant to this SECTION 5.5 or information or notification provided or received by Parent pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement (or the Company Disclosure Schedule) or prejudice the rights and remedies of Parent or Merger Sub hereunder.

SECTION 5.6 Efforts to Consummate the Merger.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Affiliates and Subsidiaries to use its and their reasonable best efforts to:

(i) prepare and file (x) Notification and Report Forms pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby within ten (10) Business Days of the date hereof and (y) any other forms, registrations and notices required under, and seek any consents, authorizations or other approvals required or advisable under, any Law (including any Antitrust Law) or by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby as soon as reasonably practicable;

(ii) certify substantial compliance as promptly as practicable with any request for additional information and documentary material that may be issued by a Governmental Entity pursuant to the HSR Act (a “Second Request”) or any similar request under any other Antitrust Laws;

(iii) cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws as soon as practicable;

(iv) obtain all required consents, approvals or waivers from any third Person, including as required under any Contract, each in form and substance reasonably satisfactory to Parent; provided that neither Parent nor the Company shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party; and

(v) attempt to resolve all objections asserted with respect to this Agreement or the Merger or other transactions contemplated hereby under any Law.

Each of Parent and the Company shall pay 50% of all filing fees and other charges for filing under any Antitrust Law by all parties.

(b) Subject to applicable Law relating to the exchange of information and provided that written materials may be redacted as necessary to comply with contractual arrangements and to address reasonable privilege or confidentiality concerns, the parties shall keep each other reasonably apprised of the status of the matters addressed in this SECTION 5.6 and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities, including cooperating in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under any Antitrust Laws as promptly as practicable and in any event before the Outside Date;

(ii) furnishing to outside antirust counsel for the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside antitrust counsel of the other party; and

(iv) cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity.

Notwithstanding the foregoing, it is understood and agreed that Parent shall, on behalf of the parties and in consultation with the Company, control and lead all communications and strategy relating to any investigation or other inquiry that may arise in connection with any Antitrust Laws matters addressed in this SECTION 5.6, provided that, for the avoidance of doubt, neither Parent nor the Company will consent or agree to extend the waiting period under any Antitrust Law or enter into any agreement with any Governmental Entity with respect to the transactions contemplated by this Agreement without the prior written consent of the other party.

(c) For the avoidance of doubt, the obligations of Parent and Merger Sub under this SECTION 5.6 shall not include any obligation on Parent or Merger Sub to (and the Company shall not, without the written consent of Parent) (i) agree to hold separate, divest, lease, license, transfer, dispose of or otherwise encumber, or cause a third party to purchase, any assets, licenses, operations, rights, product lines and/or any business or interest therein of Parent or the Company or any of their respective Affiliates, (ii) agree to any restrictions of any kind on, or modifications to, any of Parent’s or its Affiliates’ business operations, as determined in Parent’s sole reasonable discretion, or the business operations of the Company, as determined in Parent’s sole reasonable discretion, or (iii) to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

SECTION 5.7 Employee Matters.

(a) From and after the Effective Time and for the period of six months following the Closing, Parent shall (i) provide or cause its subsidiaries (including the Surviving Corporation) to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause its subsidiaries (including the Surviving Corporation) to provide benefits (including target annual cash bonus opportunity and target long-term incentive compensation opportunity but excluding any equity-based compensation) to each Continuing Employee that, taken as a whole, have a value that is not less favorable in the aggregate as such benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b) With respect to employee benefit plans (including any vacation and paid time-off plans) maintained by Parent or its subsidiaries (including the Surviving Corporation), for purposes of eligibility to participate and vesting, each Continuing Employee’s service with the Company or any of its Subsidiaries shall be treated as service with Parent or its subsidiaries (including the Surviving Corporation) where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Company Benefit Plan; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, or (ii) with respect to a newly established plan for which prior service is not taken into account.

(c) Parent shall, or shall cause its subsidiaries (including the Surviving Corporation) to, take commercially reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its subsidiaries (including the Surviving Corporation) to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d) At least five Business Days prior to the date of filing of the Proxy Statement/Prospectus, the Company shall deliver or make available to Parent a report prepared by an accounting firm detailing the possible tax consequences of Section 280G of the Code.

(e) Effective as of no later than one Business Day immediately prior to the Closing Date, the Company shall cause each of its defined contribution 401(k) plans (each, a “Company 401(k) Plan”) to be terminated. The Company shall provide Parent with evidence that such Company 401(k) Plans have been terminated effective no later than one Business Day immediately preceding the Closing Date pursuant to resolutions, of the Company’s board of directors (or similar body of any applicable Subsidiary). The Company shall also take such other commercially reasonable actions in furtherance of terminating such Company 401(k) Plans as Parent may reasonably request.

(f) The provisions of this SECTION 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Company Benefit Plan or other compensation or benefit plan, agreement or arrangement, (ii) limit the right of the Company, Parent or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other compensation or benefit plan, agreement or arrangement, (iii) prevent or restrict in any way the right of Parent or any of its Affiliates to terminate, reassign, promote or demote any of the Continuing Employee after the Effective Time or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of such Continuing Employees, or (iv) confer upon or give any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable third-party beneficiary or other rights or remedies with respect to the matters provided for in this SECTION 5.7, under or by reason of any provision of this Agreement.

SECTION 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or any of the other transactions contemplated hereby or thereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or threatened in writing against, relating to or involving the Merger or the other transactions contemplated hereby, and (c) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in ARTICLE VI to be satisfied; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.10 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on commercially available terms and conditions and with coverage limits customary for companies similarly situated to Parent.

(b) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each such individual, an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided, that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this SECTION 5.10(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any Action (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party and set forth in SECTION 5.10(b) of the Company Disclosure Schedule; and (y) any indemnification provision (including advancement of expenses, subject to the undertaking in this SECTION 5.10 to repay advanced amounts) and any exculpation provision set forth in the Company Charter or Company Bylaws as in effect on the date hereof, in each case to the fullest extent permitted under applicable Law. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this SECTION 5.10. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this SECTION 5.10.

(d) The provisions of this SECTION 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this SECTION 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that from and after the Effective Time the Indemnified Parties shall be third party beneficiaries of this SECTION 5.10).

SECTION 5.11 Rule 16b-3. The Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Merger and other transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b–3 under the Exchange Act.

SECTION 5.12 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation and without considering carefully and in good faith all comments timely received from the other party, except as may be required by applicable Law, court process or rule or regulation of Nasdaq; provided, however, that notwithstanding the foregoing, (a) the Company shall not be required to consult with Parent or Merger Sub before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with SECTION 5.3(b), and (b) Parent shall not be required to consult with the Company before issuing any press release or making any other public statement in connection with the issuance by the Company of any press release or other public statement of the type referred to in clause (a). Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company.

SECTION 5.13 Investor Agreements. Prior to the Closing, the Company shall use reasonable best efforts to deliver executed Lock-Up Agreements and a joinder to the Stockholders Agreement with each Person listed on SECTION 5.13 of the Company Disclosure Schedule.

SECTION 5.14 CVR Arrangements. At or prior to the Closing, Parent and the Rights Agent shall execute and deliver the CVR Agreement to the Company.

SECTION 5.15 IP Assignment. At or prior to the Closing, the Company shall obtain an executed assignment of inventions agreement, in a form reasonably acceptable to Parent, with each Person listed on SECTION 5.15 of the Company Disclosure Schedule.

SECTION 5.16 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Common Stock from Nasdaq and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 5.17 Director Resignations. The Company shall use its reasonable best efforts to deliver to Parent, at or prior to the Effective Time, resignations of each of the directors of the Company and its Subsidiaries, in a form reasonably satisfactory to Parent, effective upon the Effective Time.

SECTION 5.18 Regulatory Matters. The Company shall keep Parent fully, completely and promptly informed of any material developments regarding any Authorizations listed or required to be listed on SECTION 3.21(a) of the Company Disclosure Schedule, including by promptly providing to Parent any new information that comes into its possession or control that is the subject of the representation of SECTION 3.21(d).

SECTION 5.19 Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any Stockholder Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Stockholder Litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Stockholder Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Stockholder Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Stockholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 5.20 Parent Agreements Concerning Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business operations, shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business operations, that, in any case, enjoins, prohibits or makes illegal the consummation of the Merger.

(c) Antitrust. All waiting periods, approvals and consents required under the HSR Act and under any other Antitrust Laws and as set forth in SECTION 6.1(c) of the Company Disclosure Schedule shall have expired or terminated or been obtained.

SECTION 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all materiality and Parent Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

(d) CVR Agreement. The CVR Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect.

SECTION 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in SECTION 3.4(a), SECTION 3.4(b), SECTION 3.4(c), SECTION 3.4(d) and SECTION 3.4(e) shall, except for any de minimis inaccuracies, be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) each of the representations and warranties of the Company set forth in clause (i) of SECTION 3.1(a), SECTION 3.1(b), SECTION 3.2, SECTION 3.17, and SECTION 3.18 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the remaining representations and warranties of the Company set forth in ARTICLE III shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties in this clause (iii), all materiality and Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a) through (c) above.

(e) IP License Agreement. The Exclusive License Agreement will continue to be in full force and effect as of immediately following the Effective Time.

(f) Lock-Up Agreements. The Lock-Up Agreements executed by each Person listed on SECTION 6.3(f) of the Company Disclosure Schedule will continue to be in full force and effect as of immediately following the Effective Time.

(g) Stockholder Agreement. The Stockholder Agreement executed by each Person listed on SECTION 6.3(g) of the Company Disclosure Schedule will continue to be in full force and effect, and each such Person will continue to be bound by the Stockholder Agreement, as of immediately following the Effective Time.

(h) Voting and Support Agreement. The Voting and Support Agreement executed by each Person listed on SECTION 6.3(h) of the Company Disclosure Schedule will continue to be in full force and effect, and each such Person will continue to be bound by the Voting and Support Agreement, as of immediately following the Effective Time.

(i) Tax Certification. Parent shall have received an executed statement from the Company satisfying the requirements of Treasury Regulations Section 1.987-2(h) and 1.1445-2(c)(3), and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code.

SECTION 6.4 Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise expressly noted), as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, upon written notice to the other party:

(i) if the Merger shall not have been consummated on or before 5:00 p.m., Eastern time, on such date that is six (6) months after the date hereof (as it may be extended, the “Outside Date”); provided, that a party shall not have the right to terminate this Agreement pursuant to this paragraph (i) if such party’s material breach of any of its covenants or other agreements in this Agreement has been the primary cause of the failure of the Merger to occur on or before such date; provided, further, if the parties receive a Second Request within thirty (30) calendar days prior to the Outside Date, the Outside Date shall automatically be extended by ninety (90) calendar days;

(ii) if any Governmental Entity of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business operations shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (ii) shall have used its reasonable best efforts to prevent the entry of and to remove such judgment, order, injunction, rule, decree or other action; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Stockholder Meeting duly convened or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken.

(c) by the Company, upon written notice to Parent:

(i) if Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, (A) if occurring or continuing at the Effective Time would result in the failure of any of the conditions set forth in SECTION 6.1 or SECTION 6.2 and (B) cannot be cured on or prior to the fifth (5th) Business Day immediately before the Outside Date or, to the extent so curable, has not been cured within thirty (30) days after receiving such written notice thereof from the Company (or, if earlier, the fifth (5th) Business Day immediately before the Outside Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if there has been a violation or breach by the Company which, if occurring or continuing at the Effective Time, would result in the failure of any of the conditions set forth in SECTION 6.1 or SECTION 6.2; or

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with SECTION 5.3(b); provided, that the Company shall have (A) substantially concurrently with such termination entered into a definitive agreement with respect to such Superior Proposal, (B) otherwise complied with all provisions of SECTION 5.2 and SECTION 5.3, and (C) paid all amounts due pursuant to SECTION 7.3; or

(d) by Parent, upon written notice to the Company:

(i) if the Company has breached or failed to perform any of its covenants or other agreements set forth in this Agreement, or if any representation or warranty of the Company is untrue, which breach or failure to perform or to be true, either individually or in the aggregate, (A) if occurring or continuing at the Effective Time would result in the failure of any of the conditions set forth in SECTION 6.1 or SECTION 6.3 and (B) cannot be cured on or prior to the fifth (5th) Business Day immediately before the Outside Date or, to the extent so curable, has not been cured within thirty (30) days after receiving such written notice thereof from Parent (or, if earlier, the fifth (5th) Business Day immediately before the Outside Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if there has been a violation or breach by Parent or Merger Sub which, if occurring or continuing at the Effective Time, would result in the failure of any of the conditions set forth in SECTION 6.1 or SECTION 6.3; or

(ii) in the event that (A) the Company Board shall have made an Adverse Recommendation Change or (B) the Company shall have violated or breached (or be deemed pursuant to the terms thereof to have violated or breached) in any material respect any provision of SECTION 5.2 or SECTION 5.3.

SECTION 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to SECTION 7.1, this Agreement shall immediately become void and of no effect; provided, however, that SECTION 5.5(b) (Access to Information; Confidentiality), SECTION 5.12 (Public Announcements), this SECTION 7.2, SECTION 7.3 (Fees and Expenses), ARTICLE VIII (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this SECTION 7.2, nothing shall relieve any party for its fraud.

SECTION 7.3 Fees and Expenses.

(a) Generally. Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the CVR Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Breakup Fee. In the event that:

(i) this Agreement is terminated by the Company pursuant to SECTION 7.1(c)(ii);

(ii) this Agreement is terminated by Parent pursuant to SECTION 7.1(d)(ii); or

(iii) this Agreement is terminated by the Company or Parent pursuant to SECTION 7.1(b)(iii), by Parent pursuant to SECTION 7.1(d)(i), by the Company pursuant to SECTION 7.1(b)(i), or by Parent pursuant to SECTION 7.1(b)(i) (unless the Company would have at such time been entitled to terminate this Agreement pursuant to SECTION

7.1(c)(i) but for such termination pursuant to SECTION 7.1(b)(i)), and (A) an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or communicated to the Company Board, (x) before the Stockholders Meeting in the case of a termination pursuant to SECTION 7.1(b)(iii) or (y) before such termination in the case of a termination pursuant to SECTION 7.1(d)(i) or SECTION 7.1(b)(i) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (A) above) (and the transaction contemplated by such Acquisition Proposal is subsequently consummated) (provided, that for purposes of this clause (B), each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “more than 50%”);

then the Company shall pay Parent the Breakup Fee by wire transfer of same-day U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent (x) in the case of SECTION 7.3(b)(ii), within three (3) Business Days after such termination, (y) in the case of SECTION 7.3(b)(i), substantially concurrently with the termination of this Agreement pursuant to SECTION 7.1(c)(ii) and (z) in the case of SECTION 7.3(b)(iii), substantially concurrently with the consummation of the Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this SECTION 7.3(b) shall be payable only once with respect to SECTION 7.3(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment pursuant to this SECTION 7.3(b), the receipt of the Breakup Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Breakup Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, that (A) nothing in this SECTION 7.3(b) shall relieve the Company from any liabilities or damages resulting from any fraud or Willful Breach committed by the Company prior to such termination and (B) if the Company fails to pay the Breakup Fee in accordance with this SECTION 7.3(b) and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Breakup Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Breakup Fee from and including the date payment of such amount was due through the date of payment, at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made plus two percent (2%) (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding). The Breakup Fee is non-refundable and shall not be offset by or credited against any other payment. Each of the parties acknowledges and agrees that the agreements contained in this SECTION 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent or Merger Sub would enter into this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 8.2 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 8.3 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

SECTION 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day or on a day that is not a Business Day, on the first (1st) Business Day thereafter, or (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

ACER Therapeutics Inc.

One Gateway Center, Suite 356

300 Washington Street

Newton, MA 02458

Attention:      Harry Palmin

E-mail:

Donald Joseph

E-mail:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

11682 El Camino Real, Suite 200

San Diego, CA 92130-2092

Attention:      Mike Hird

E-mail: mike.hird@pillsburylaw.com

(ii)	if to Parent, Merger Sub or the Surviving Corporation, to:

ZEVRA THERAPEUTICS, INC.

1180 Celebration Blvd., Suite 103

Celebration, FL 34747

Attention: Chief Financial Officer

E-mail:

with a copy (which shall not constitute notice) to:

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

Attention: Stephanie Hosler

Phone: +1 314 259 2797

E-mail: stephanie.hosler@bclplaw.com

SECTION 8.5 Certain Definitions. For purposes of this Agreement:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and regulations promulgated thereunder.

“Action” means any action, suit, litigation, proceeding, investigation or proceeding by or before any Governmental Entity, and any other analogous arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Breakup Fee” means $3,000,000.00.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

“Company Benefit Plan” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA and (b) any other agreement, arrangement, plan, or policy, qualified or non-qualified, written or oral, funded or unfunded, that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, or change-in-control benefits; (ii) welfare or “fringe” benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (iii) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, in each case, which is or was sponsored, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company has or may have any current or future liability, contingent or otherwise.

“Company Stock Option” means an option to purchase a Share granted under a Company Stock Plan.

“Company Stock Plans” means, collectively, the Company’s 2018 Stock Incentive Plan, as amended and in effect on the date hereof, the 2013 Stock Incentive Plan, as amended and in effect on the date hereof, and the 2010 Stock Incentive Plan, as amended and in effect on the date hereof.

“Contract” means any written or oral contract, agreement, commitment, deed, mortgage, lease, license or other understanding or arrangement that is or purports to be legally binding.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Environmental Law” means all applicable Laws, which regulate or relate to (a) the protection or clean-up of the environment; (b) the use, treatment, storage, transportation, handling, disposal or release of hazardous substances; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) human health and safety, or which impose liability, obligations or responsibility with respect to any of the foregoing, as they may be in effect on the date hereof or at the Effective Time or the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal or arbitral or judicial body (including any grand jury).

“Hazardous Substance” means any pollutant, chemical, substance or any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins and/or any other substance whose presence could be detrimental or a nuisance to property, human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are required to be capitalized in accordance with U.S. GAAP under which such Person is the lessee, (d) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business which are not past due), (e) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements (assuming the termination thereof), (f) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (g) all obligations of the type described in clauses (a) through (f) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (h) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property” shall mean any and all intellectual property of any type throughout the United States and the rest of the world, and all rights therein and thereto including all (a) patents, patent applications, including provisional applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, continued examinations, substitutions, supplements and extensions thereof and any patents resulting from any post-grant proceedings pre- or post-AIA (“America Invents Act”) involving any of the foregoing, statutory invention registrations, invention disclosures and inventions, including any conceptions and reductions to practice whether actual or constructive (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, and all goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, formulae, customer lists, trade secrets, know-how, show-how, manufacturing and production process and techniques, samples, and other proprietary and intellectual property rights, whether patentable or not, (e) all income, royalties, damages and payments earned or accrued with respect to any of the foregoing (including damages and payments for infringements, misappropriations or other violations thereof and the right to sue and recover for infringements, misappropriations or other violations thereof), (f) the right and power to assert, defend and recover title to any of the foregoing, and (g) all administrative rights arising from the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on SECTION 8.5 of the Company Disclosure Schedule.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, award, ruling or order of any Governmental Entity.

“Lien” means any charge, mortgage, lien, pledge, security interest, right of repurchase, indenture, deed of trust, hypothecation, easement, restriction, adverse claim, title retention agreement, community property interest, option, encroachment, or equitable interest or other encumbrance whether imposed by Contract, understanding, or Law.

“Material Adverse Effect” means any changes, effects, events, occurrences, states of facts, or developments that, alone or in combination with other changes, effects, events, occurrences, states of facts or developments, (i) have had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent, materially impair or materially delay the ability of the Company to consummate the Merger, excluding in the case of clause (i) above any such change, effect, event, occurrence, state of fact, or development to the extent resulting from or arising out of: (A) the execution, announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any Stockholder Litigation, or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company; (C) general business, economic or political conditions, or the capital, banking, debt, financial or currency markets, or changes therein; (D) general conditions affecting the industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world in which the Company or its Subsidiaries operate, or change therein; (E) any changes or proposed changes after the date hereof in U.S. GAAP (or the enforcement or interpretation thereof); (F) any changes or proposed changes after the date hereof in applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or interpretations thereof) by any Governmental Entity, or any panel or advisory body empowered or appointed thereby; (G) the taking of any action, or refraining from taking any action, in each case at the written direction of Parent or Merger Sub, or as required by this Agreement (but including in this clause (G) any change, effect, event, occurrence, state of facts, or development arising from any actions or omissions required to comply with SECTION 5.1 only to the extent that such change, effect, event, occurrence, state of facts, or development is the direct result of Parent unreasonably withholding its consent to the Company’s written request to take any action restricted or prohibited by SECTION 5.1); (H) any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural or man-made disaster or act of God, or any escalation of any of the foregoing; (I) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation; or (J) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings or any other financial or performance measures (whether made by the Company or any third parties), or any change in the price or trading volume of shares of the Common Stock (it being understood that the underlying causes of such failures or changes in this clause (J) may be taken into account in determining whether a Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); provided that in the case of clauses (C), (D), (E), (F) and (H), such effect may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Material Adverse Effect.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Stock Option” means an option to purchase a Share granted under a Parent equity plan.

“Permitted Lien” means (a) statutory Liens arising by operation of Law with respect to a liability which is not yet due and payable and for which adequate reserves in accordance with U.S. GAAP have been accrued on the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended June 30, 2023, (b) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves in accordance with U.S. GAAP have been accrued on the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended June 30, 2023, (c) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Liens relating to obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP have been accrued on the Company’s consolidated balance sheet included in its Form 10-Q with respect to the period ended June 30, 2023, (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (e) with respect to real property, any non-monetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law, but only if the same are not being violated by the current use of such real property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Stock Exchange Ratio” means 0.1210.

“Stockholder Litigation” means any Action (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of any stockholder of the Company against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Willful Breach” means (a) with respect to any failure of a representation or warranty to be true or correct, that the party making such representation or warranty had actual knowledge (in the case of the Company representations or warranties that are qualified as to the “Knowledge” of the Company, such knowledge shall be limited to the actual knowledge, after reasonable inquiry, of the individuals listed on SECTION 8.5 of the Company Disclosure Schedule), as of the date of this Agreement, of the fact that such representation or warranty was untrue or incorrect as of such date and (b) with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach of the relevant covenant or agreement.

SECTION 8.6 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Schedule and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of this Agreement to the extent the applicability of such information and disclosure to such additional Sections is reasonably apparent on its face. When reference is made in this Agreement to information that has been “made available” or “provided to” Parent or its Representatives, that shall mean only such information that was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document since December 31, 2022 or (b) contained in the electronic data site established on behalf of the Company in connection with the transactions contemplated by this Agreement and to which Parent and Parent’s Representatives have been given access, in each case of clauses (a) and (b), prior to 5:00 P.M. Eastern time on the date that is one (1) day prior to the date hereof.

SECTION 8.7 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in SECTION 8.11 and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this SECTION 8.7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this SECTION 8.7 are not available or otherwise are not granted, and (ii) nothing set forth in this SECTION 8.7 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this SECTION 8.7 prior or as a condition to exercising any termination right under ARTICLE VIII (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this SECTION 8.7 or anything set forth in this SECTION 8.7 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available at any time.

SECTION 8.8 Entire Agreement. This Agreement (including the Exhibit hereto), the Company Disclosure Schedule, the CVR Agreement, the Voting and Support Agreement, the Stockholder Agreement, the Bridge Loan, the Nantahala Agreements, the Exclusive License Agreement, the Termination Agreement, the Lock-Up Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.9 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of ARTICLE II concerning payment of the aggregate Merger Consideration, SECTION 5.10, and SECTION 7.2, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the Company’s equity holders pursuant to ARTICLE II concerning payment of the aggregate Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s equity holders.

SECTION 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SECTION 8.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by it or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Delaware Court of Chancery or, if under applicable Law the Delaware Court of Chancery does not have proper subject matter jurisdiction, any federal or state court in the State of Delaware (and appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding. Each of the parties agrees not to and to cause its Affiliates not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this SECTION 8.14 with respect thereto. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
	Name:	Chris Schelling
	Title:	CEO/Founder

Acer legal review: /s/ DJ CFO: /s/ HP

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZEVRA THERAPEUTICS, INC.

By:	/s/ R. LaDuane Clifton
	Name:	R. LaDuane Clifton, MBA, CPA
	Title:	Chief Financial Officer, Secretary and Treasurer

ASPEN Z MERGER SUB, INC.

By:	/s/ R. LaDuane Clifton
	Name:	R. LaDuane Clifton, MBA, CPA
	Title:	Chief Financial Officer, Secretary

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

Form of Contingent Value Rights Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

ZEVRA THERAPEUTICS, INC.

and

[RIGHTS AGENT]

Dated as of [__________], 2023

i

SECTION 7.6 Legal Holidays	18
SECTION 7.7 Separability Clause	18
SECTION 7.8 No Recourse Against Others	18
SECTION 7.9 Counterparts	18
SECTION 7.10 Entire Agreement	18
SECTION 7.11 Termination	19

ii

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [_________], 2023 (this “CVR Agreement”), by and among Zevra Therapeutics, Inc., a Delaware corporation (the “Parent”) and [Rights Agent], a [•], as Rights Agent (the “Rights Agent”), in favor of each person who from time to time holds one or more Contingent Value Rights (“CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of August 30, 2023 (the “Merger Agreement”), by and among the Parent, Aspen Z Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), and Acer Therapeutics Inc., a Delaware corporation (“Target”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into Target (the “Merger”), with Target being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of the Parent; and

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) all words used herein will be construed to be in the plural as well as the singular;

(b) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement; and

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accounting Standards” means generally accepted accounting principles in the United States, consistently applied.

“ACER-2820” means the pharmaceutical product for the treatment of certain viral infections comprising emetine as the active pharmaceutical ingredient.

“Acting Holders” means, at the time of determination, Holders of not less than twenty-five percent (25%) of the outstanding CVRs as set forth in the CVR Register, excluding, in any event, the following Holders (with such exclusion to be from status as Acting Holders as well as the total Holders against which the applicable percentage is measured): (i) Parent and (ii) any Affiliate of Parent.

1

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Net Sales of OLPRUVA” means the total amounts billed or invoiced on sales of OLPRUVA during any particular calendar year by a Selling Entity to Third Parties (including wholesalers or distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to OLPRUVA for the amounts accrued and subsequently adjusted for actual amounts allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to a Selling Entity:

(a)	trade, cash and quantity discounts;

(b)	discounts, price reductions, chargebacks or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to a Governmental Entity or other payees;

(c)	Taxes on sales (such as sales, use value added, or other similar Taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions;

(e)	the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to OLPRUVA;

(f)	tariffs, import/export duties, customs duties, and other imposts;

(g)	freight, insurance, import/export, and other transportation charges included in the total amount invoiced;

(h)

losses, costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred arising out of or resulting from any claim or demand asserted by any Person claiming a contractual right to compensation arising out of, in connection with, or resulting from the transactions contemplated by the Merger Agreement (excluding, for the avoidance of doubt, any Person in such Person’s capacity as a securityholder or employee of, or a financial advisor (as identified in the Merger Agreement) to, Target), so long as Parent is exercising or has exercised reasonable best efforts to defend against any such claim or demand; and

2

(i)	bad debts relating to sales of OLPRUVA.

Annual Net Sales of OLPRUVA shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Annual Net Sales of OLPRUVA shall include the amount of fair market value of all other consideration received by a Selling Entity in respect of OLPRUVA, whether such consideration is in cash, payment in kind, exchange, or other form. Annual Net Sales of OLPRUVA shall be calculated in accordance with the Accounting Standards, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts, as historically and consistently applied by the Parent and its Affiliates. If OLPRUVA is sold in combination with any one or more other pharmaceutical products, and if OLPRUVA is also sold separately on a commercial basis, then the Annual Net Sales of OLPRUVA attributable to sales of OLPRUVA in any bundle of product sales shall be determined according to the ratio of (I) the price at which OLPRUVA is sold separately to (II) the invoiced amount of any combination of pharmaceutical products sold in which OLPRUVA is included.

“Back-End Date” means the date which is twelve (12) years after the date of this CVR Agreement.

“Board of Directors” means the board of directors of the Parent or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer of the Parent or the Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in the city of New York, New York are not authorized or obligated by Law or executive order to close.

“Derivative Payment” means, with respect to each Milestone Payment, any amount payable to any former holders of warrants to acquire shares of the Target’s common stock prior to the effectiveness of the Merger, if applicable, to the extent expressly provided on Appendix 1 attached hereto.

“Diligent Efforts” means using such efforts and resources normally used by Persons in the pharmaceutical business similar in size and resources to the Parent, in the exercise of their reasonable business discretion, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product, that is of similar market potential and at a similar development stage, regulatory stage or commercialization stage, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development, the regulatory environment and the expected

3

profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product (including direct regulatory required support and medical affairs costs (REMS), direct intellectual property defense costs, and direct distribution and logistics costs), and other relevant commercial, financial, technical, legal, scientific and/or medical factors. For clarity, “Diligent Efforts” does not mean that the Parent guarantees that it will actually achieve any Milestone, whether at all or by a specific date.

“EDSIVO” means the pharmaceutical product for the treatment of vascular Ehlers-Danlos syndrome (vEDS) with confirmed COL3A1 mutation comprising celiprolol as the sole active pharmaceutical ingredient, as described in IND No. 127365, which has been under development (including clinical development) prior to the date of this CVR Agreement.

“EMETINE License Milestone” means, with respect to ACER-2820, no later than the Back-End Date, the first occurrence of either (a) a sublicense or asset sale within three (3) years following receipt of initial funding by a government program of at least $20,000,000 or (b) FDA approval of any indication.

“EMETINE Sale Milestone” means, with respect to ACER-2820, no later than the Back-End Date, the first occurrence of a sale of the Medical Counter Measure Priority Review Voucher.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDA Approval” means the approval by the FDA to commercial and manufacture or have manufactured for commercial use, in the United States, a pharmaceutical product.

“Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.

“Net Milestone Payment” shall mean, with respect to each Milestone Payment, such Milestone Payment less any applicable Derivative Payment.

“Officer’s Certificate” when used with respect to the Parent means a certificate signed by the Chief Executive Officer, a president or any vice president, the Chief Financial Officer or any other person duly authorized to act on behalf of the Parent for such purpose or for any general purpose.

“OLPRUVA” means the pharmaceutical product comprising sodium phenylbutyrate for oral suspension for the treatment of diseases, including Urea Cycle Disorders involving deficiencies of carbamylphosphate sythetase, ornithine transcarbamylase, or argininosuccinic acid synthetase as described in NDA No. 214860 and approved by the FDA on December 22, 2022.

4

“Party” shall mean the Rights Agent, the Parent and/or Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Per Share Milestone Payment” shall mean, with respect to each Milestone, the Net Milestone Payment divided by the Total Number of CVRs.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Products” means, collectively, OLPRUVA, EDSIVO, and ACER-2820.

“Rights Agent” means the Person named as the “Rights Agent” in the preamble of this CVR Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Entity” means the Parent, its Affiliates and their respective licensees and sublicensees with respect to rights to develop or commercialize any OLPRUVA (but not a distributor of OLPRUVA acting solely in the capacity of a distributor so long as a sale of OLPRUVA for Net Sales purposes is not thereby avoided).

“Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of voting securities is at the time owned or controlled, directly or indirectly, by: (a) such Person; (b) such Person and one or more Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person.

“Total Number of CVRs” means the total number of CVRs issued and outstanding under this CVR Agreement as of the Effective Time, as such total may be reduced from time to time in accordance with this CVR Agreement.

5

“Termination Date” means the earlier to occur of (a) the Back-End Date or (b) the date on which the payment by the Rights Agent to each Holder of the last of the Milestone Payments required to be paid under the terms of this CVR Agreement is made.

ARTICLE 2

CONTINGENT VALUE RIGHTS

SECTION 2.1 CVRs; Holders of CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this CVR Agreement. The initial Holders shall be the holders of Shares (other than (i) Excluded Shares and (ii) any Dissenting Shares) immediately prior to the Effective Time.

SECTION 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

SECTION 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder, and the U.S. federal tax identification number of each Holder. The Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the CVR Registrar. Within five (5) Business Days after receipt of such request, the CVR Registrar shall deliver a copy of the CVR Register, as then in effect, to the Parent at the address set forth in Section 7.2. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this CVR Agreement that requires the payment by a Holder of a CVR of Taxes or other charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Parent and shall entitle the transferee to the same benefits and rights under this CVR Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

6

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

SECTION 2.4 Payment Terms.

(a) From and after the Effective Time, the Parent shall not be permitted to issue any CVRs that have the right to receive any portion of the Milestone Payments, except as provided in, and in accordance with the terms and conditions of, the Merger Agreement.

(b) On each Milestone Payment Date,

(i) the Parent shall:

(A) deliver to the Rights Agent a certificate of the Parent certifying the applicable Per Share Milestone Payment;

(B) pay to the Rights Agent, by wire transfer to the account designated by the Rights Agent at least five (5) Business Days prior to such Milestone Payment Date, the aggregate amount to be paid by the Rights Agent to holders of CVRs received with respect to Shares pursuant to Section 2.4(b)(ii);

(C) pay to the Rights Agent, by wire transfer to the account designated by the Rights Agent at least five (5) Business Days prior to such Milestone Payment Date, the aggregate amount of any Derivative Payment associated with the Milestone Payment Date; and

(ii) the Rights Agent shall promptly (but in any event within two (2) Business Days) pay to (A) each Holder of record, as of the close of business in New York City, three (3) Business Days prior to the Milestone Payment Date (the “Record Date”), of CVRs received with respect to the Shares, an amount equal to the product of (i) the applicable Per Share Milestone Payment multiplied by (ii) the number of CVRs held by each such Holder as of the Record Date, and (B) each intended recipient of any applicable Derivative Payment (as expressly set forth on Appendix 1 attached hereto) the applicable portion of such Derivative Payment.

Notwithstanding the foregoing, in no event shall the Parent be required to pay any Milestone Payment more than once.

(c) No interest or dividends shall accrue on any amounts payable in respect of the CVRs.

(d) Except as provided in this CVR Agreement, none of the Company or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Milestone Payment or other amount payable to such Holder in respect of the CVRs.

7

SECTION 2.5 Withholding. Notwithstanding any provision hereof to the contrary, the Parent and the Rights Agent shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this CVR Agreement such amounts as the Parent or the Rights Agent are required to deduct and withhold pursuant to any provision of Law. Any amount so withheld shall be treated for all purposes of this CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in the Parent or in any constituent party to the Merger Agreement or any of their respective Affiliates.

SECTION 2.7 Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

SECTION 2.8 Ability to Abandon CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Parent without consideration therefor. Nothing in this CVR Agreement shall prohibit the Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of Acting Holders, Article 5, Section 2.7 and Section 4.3 hereunder; provided; however, such abandoned CVRs or CVRs acquired by the Parent or any of its Affiliates shall be deemed outstanding as of the applicable Record Date for purposes of calculating the applicable Per Share Milestone Payment and no payment shall be made with respect to such abandoned or acquired CVRs.

ARTICLE 3

THE RIGHTS AGENT

SECTION 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this CVR Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

SECTION 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement, and no implied covenants or obligations shall be read into this CVR Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by the Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

8

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by the Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this CVR Agreement in good faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by the Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this CVR Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Parent with respect to any of the statements of fact or recitals contained in this CVR Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by the Parent in respect of the validity of this CVR Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this CVR Agreement against the Rights Agent assuming the due execution and delivery hereof by the Parent), nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this CVR Agreement;

(h) the Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this CVR Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without negligence, bad faith or willful or intentional misconduct;

(i) the Rights Agent shall not be liable for consequential losses or damages under any provision of this CVR Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) the Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this CVR Agreement as agreed upon in writing by the Rights Agent and the Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes imposed on the Rights Agent (other than withholding Taxes with respect to payments made to Holders) and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this CVR Agreement (other than Taxes imposed on or

9

measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from the Parent for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k) no provision of this CVR Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

SECTION 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. The Parent has the right, if acting in good faith, to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by the Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Parent, by a Board Resolution, shall, as soon as is reasonably possible, appoint in good faith a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Parent.

(d) The Rights Agent will cooperate with the Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

SECTION 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this CVR Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

10

ARTICLE 4

COVENANTS

SECTION 4.1 List of Holders. The Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as the Parent receives from the transfer agent (or other agent performing similar services in the Merger), the names and addresses of the Holders.

SECTION 4.2 Payment of Milestone Payments. With respect to each of the following milestones (each a “Milestone”) that is achieved in accordance with the terms and limitations applicable to such Milestone, the Parent will duly deposit or cause to be deposited with the Rights Agent, the applicable milestone payment (each a “Milestone Payment”) on or prior to the date upon which such Milestone Payment is due, as set out below (each a “Milestone Payment Date”), to be made to the Holders in accordance with the terms of this CVR Agreement:

(a) Annual Net Sales Milestones:

Milestones	Milestone Payments
Annual Net Sales of OLPRUVA equal or exceed $35,000,000, on or before the Back-End Date	$7,000,000
Annual Net Sales of OLPRUVA equal or exceed $50,000,000, on or before the Back-End Date	$7,000,000
Annual Net Sales of OLPRUVA equal or exceed $100,000,000, on or before the Back-End Date	$10,000,000
Annual Net Sales of OLPRUVA equal or exceed $200,000,000, on or before the Back-End Date	$10,000,000

With respect to each calendar year occurring after the Closing and until the earlier of the Back-End Date or the date upon which all Milestones payable in respect of Annual Net Sales of OLPRUVA have been paid, the Parent shall provide to each holder of at least 5% of the CVRs outstanding a written statement setting forth with reasonable detail the Annual Net Sales of OLPRUVA during such calendar year. The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(a) shall be paid on or before last day of the second full calendar quarter following the end of the calendar year in respect of which achievement of such Milestone was first reported on such written statement.

11

(b) Regulatory Milestones:

Milestones	Milestone Payments
FDA Approval of a supplemental NDA for OLPRUVA for the addition of treatment of Maple Syrup Urine Disease as a second indication to the label for OLPRUVA, on or before the Back-End Date	$12,000,000
FDA Approval of OLPRUVA for any indication other than treatment of urea cycle disorders or Maple Syrup Urine Disease, on or before the Back-End Date	$10,000,000
FDA Approval of EDSIVO for the treatment of vascular Ehlers-Danlos syndrome in patients with a confirmed type III collagen mutation, on or before the Back-End Date	$20,000,000

The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(b) shall be paid within sixty (60) days following the date of the achievement of the corresponding Milestone by or on behalf of Parent or its Affiliates.

(c) Other Milestones:

(i) if on or before the Back-End Date, Parent (A) receives funding of at least twenty million dollars ($20,000,000) from a Governmental Entity for development of ACER-2820 for the treatment of any indication or indications (the “ACER-2820 Development Funding”) and, within three (3) years of the date of the ACER-2820 Development Funding, Parent or its Affiliate either (x) grants a license to a third party under the intellectual property assets owned by Target relating to ACER-2820 (including U.S. Pat. Pub. No. 2022/0177469, any patent issuing from such application and any subsequently filed patent application claiming priority to such patent application) (the “ACER-2820 IP Assets”) for purposes of developing and commercializing ACER-2820 or (y) sells such ACER-2820 IP Assets to a third party or (B) Parent or its Affiliate obtains FDA Approval for use of ACER-2820 for treatment of any indication, then a Milestone Payment equal to the greater of (x) 10% of the total cash consideration paid to the Parent or its Affiliate for the license or sale of the ACER-2820 IP Assets or (y) $5,000,000 shall be payable in respect of such Milestone.

(ii) if, on or before the Back-End Date, the FDA issues a priority review voucher to Parent or its Affiliate under 21 U.S.C. Section 360bbb-4a in respect of FDA Approval of an NDA filed by Parent or its Affiliate for approval of ACER-2820 (an “ACER-2828 Material Threat Countermeasure PRV”), and Parent or its Affiliate thereafter sells such ACER-2828 Material Threat Countermeasure PRV prior to the Back-End Date, then a Milestone Payment equal to twenty-five percent (25%) of the total cash consideration paid to the Parent for such ACER-2828 Material Threat Countermeasure PRV shall be payable in respect of such Milestone.

12

The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(c) shall be paid within sixty (60) days following the date of the achievement of the corresponding Milestone by or on behalf of Parent or its Affiliates.

(d) Additional Terms for Milestone Payments.

Each Milestone Payment shall be paid only once, upon first achievement of the corresponding Milestone, regardless of the number of times such event is achieved, and only if such Milestone occurs on or before the date specified above. Milestone Payments due under this Section 4.2 shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this CVR Agreement money sufficient to pay all such amounts then due.

SECTION 4.3 Audits. Upon the written request of the Acting Holders, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by the Acting Holders and reasonably acceptable to the Parent (the “Auditor”), which Auditor shall be paid at the Acting Holders’ expense, to have access upon reasonable notice and during normal business hours to such records of the Parent as are reasonably necessary to confirm compliance with its obligations to make Milestone Payments pursuant to Section 4.2. No such request may be made to the Parent more than once during any twelve (12) month period. The Auditor shall enter into a reasonable and mutually satisfactory confidentiality agreement with the Parent obligating the Auditor to keep all confidential information disclosed to such Auditor in confidence pursuant to such confidentiality agreement. For the avoidance of doubt, the Auditor shall serve solely as a consultant to the Acting Holders and shall have no authority to make any determinations (binding or otherwise) as to whether Parent has complied with such obligations.

SECTION 4.4 Product Transfer. Unless and until a Product Transfer occurs, the Parent shall remain responsible for paying any and all Milestone Payments in accordance with Section 2.4 and Section 4.2 upon the achievement of the corresponding Milestone, if achieved by the Parent or any of its Affiliates or any of their licensees or sublicensees to which Parent or any of its Affiliates have granted rights to perform the applicable activities, on or before the date specified for the applicable Milestone. Without limiting the foregoing, so long as any of the CVRs remain outstanding, in the event that the Parent or, after a transaction permitted and undertaken pursuant to this Section 4.4, any of its respective successors, assignees or transferees: (a) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger; or (b) transfers or conveys all or substantially all of its properties and assets to any Person or otherwise transfers or conveys any of the Products or any rights thereto (any such consolidation, merger, transfer or conveyance, a “Product Transfer”), then, and in each such case, the Parent shall either (i) ensure that each such successor, assignee or transferee (A) has the financial wherewithal at the time of the Product Transfer to perform the Parent’s obligations under this CVR Agreement and (B) agrees to assume and perform all obligations of the Parent, including payment of all Milestone Payments applicable to such Product, set forth in this CVR Agreement (in each instance as though such successor, assignee or transferee had been named herein) or (ii) the Parent shall agree to remain subject to its obligations hereunder, including payment of all Milestone Payments.

SECTION 4.5 Diligent Efforts. Commencing promptly following the Closing, Parent shall use Diligent Efforts to achieve the Milestones.

13

SECTION 4.6 Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of the Parent, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Parent, other than (in the case of the name of the Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this CVR Agreement between any of the Holders, the Rights Agent, the Parent or its Affiliates.

SECTION 4.7 Tax Reporting. The Rights Agent shall comply with all applicable Laws regarding Tax reporting with respect to any Milestone Payments made pursuant to this CVR Agreement.

ARTICLE 5

AMENDMENTS

SECTION 5.1 Amendments Without Consent of Holders. Without the consent of any Holders or the Rights Agent, the Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(a) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(b) to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(c) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this CVR Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(d) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(e) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this CVR Agreement in accordance with the terms of this CVR Agreement;

(f) subject to the terms of this CVR Agreement, to evidence the succession of another Person to the Parent and the assumption by any such successor of the covenants of the Parent contained herein;

(g) to evidence the assignment of this CVR Agreement by the Parent as provided herein; or

(h) any other amendment to this CVR Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this CVR Agreement of any such Holder.

14

SECTION 5.2 Amendments with Consent of Acting Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made by the Parent without the consent of the Holders), with the consent of the Acting Holders, acting on behalf of all Holders, the Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this CVR Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

SECTION 5.3 Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel for the Parent or any of its Affiliates stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this CVR Agreement or otherwise.

SECTION 5.4 Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article 5, this CVR Agreement shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement for all purposes; and every Holder shall be bound thereby.

(b) Promptly after the execution by the Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 5, the Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of the Parent to mail (or cause the Rights Agent to mail) such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

SECTION 6.1 Successor Person Substituted.

(a) All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Parent, the Rights Agent or the Holders shall bind and inure to the benefit of their respective successors, assignees, heirs and personal representatives, whether so expressed or not. The Parent may assign this CVR Agreement without the prior written consent of the other parties to this CVR Agreement in connection with the transfer or sale of all or substantially all of the assets or business of the Parent related to the Products, or in the event of the Parent’s merger or consolidation, in accordance with Section 4.4.

(b) In case of a consolidation or merger with a wholly-owned Subsidiary or any other Person, or a transfer or sale to a Person of all or substantially all of the assets or business of Parent related to the Products, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein.

15

ARTICLE 7

MISCELLANEOUS

SECTION 7.1 Notices.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

SECTION 7.2 Notices to the Rights Agent and the Parent . All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this CVR Agreement by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier to such party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to the Parent:

Zevra Therapeutics, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

Attention: Chief Financial Officer

Email:

with a copy (which shall not constitute notice) to:

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

Attention: Stephanie Hosler

16

Phone: +1 314 259 2797

E-mail: stephanie.hosler@bclplaw.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Nathan Ajiashvili

E-mail: Nathan.ajiashvili@lw.com

If to the Rights Agent:

[•]

Attention: [•]

Email: [•]

SECTION 7.3 Construction.

(a) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(b) All financial references herein are in United States Dollars.

SECTION 7.4 Benefits of Agreement. Nothing in this CVR Agreement, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the parties hereto and their successors, and of the Holders (each of whom is an intended third party beneficiary of this CVR Agreement).

SECTION 7.5 Governing Law. THIS CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CVRS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE PARENT, THE RIGHTS AGENT AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE CVRS, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT IN THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CVRS HEREUNDER, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARENT AND THE RIGHTS AGENT AGREES THAT PROCESS MAY BE SERVED UPON THEM IF NOTICE IS GIVEN IN ACCORDANCE

17

WITH SECTION 7.2. EACH OF THE PARENT AND THE RIGHTS AGENT HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CVR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 7.5, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CVR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

SECTION 7.6 Legal Holidays; Interpretation. In the event that a Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date. When used herein, the word “including” shall be deemed to be followed by “without limitation.”

SECTION 7.7 Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision in this CVR Agreement or in the CVRs is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this CVR Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 No Recourse Against Others. A director, officer or employee, as such, of the Parent or an Affiliate of the Parent or the Rights Agent shall not have any liability for any obligations of the Parent or the Rights Agent under this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 7.9 Counterparts. This CVR Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

SECTION 7.10 Entire Agreement. This CVR Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this CVR Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter of this CVR Agreement.

18

SECTION 7.11 Termination. This CVR Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided that if any Milestone has been achieved on or prior to the Termination Date, but the associated Milestone Payment has not been paid on or prior to the Termination Date, this CVR Agreement shall not terminate to the extent related to such Milestone Payment until such Milestone Payment has been paid in full in accordance with the terms of this CVR Agreement; and provided further that no termination of this CVR Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

[Remainder of page intentionally left blank]

19

IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ZEVRA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

[•] as the Rights Agent

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Appendix 1

Schedule of Derivative Payments

[TBD, if applicable]

Exhibit B

Form of Stockholder Agreement

(To be attached)